UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VARIAN MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 29, 2010

Dear Stockholder:

You are cordially invited to attend Varian Medical Systems, Inc.’s 2011 Annual Meeting of Stockholders to be held on Thursday, February 10, 2011 at 4:30 p.m. Pacific Time at our headquarters at 3100 Hansen Way, Palo Alto, California 94304.

The Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the annual meeting. You also will have the opportunity to hear what has happened in our business in the past year.

We hope that you can join us. However, whether or not you plan to be there, please vote your shares as soon as possible so that your vote will be counted.

Sincerely,

Richard M. Levy
Chairman of the Board

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 29, 2010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Varian Medical Systems, Inc. will hold its Annual Meeting of Stockholders on Thursday, February 10, 2011 at 4:30 p.m. Pacific Time at our headquarters at 3100 Hansen Way, Palo Alto, California 94304.

This annual meeting is being held for the following purposes:

•	to elect three directors to serve until the 2014 Annual Meeting of Stockholders;

•	to hold an advisory vote on the compensation of our named executive officers as described in the accompanying Proxy Statement;

•	to hold an advisory vote on how frequently (every one, two or three years) you prefer we conduct an advisory vote of stockholders on the compensation of our named executive officers;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011; and

•	to transact any other business that properly comes before the annual meeting.

The Board of Directors has selected December 15, 2010 as the record date for determining stockholders entitled to vote at the annual meeting. A list of stockholders as of that date will be available for inspection during ordinary business hours at our principal executive offices at 3100 Hansen Way, Palo Alto, California 94304 for ten days before the annual meeting.

Except for those stockholders that have already requested printed copies of our proxy materials, we are furnishing our proxy materials for this annual meeting to you through the Internet. On or about December 29, 2010, we mailed to stockholders on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”). If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in our Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended October 1, 2010 (which we posted on the Internet on December 29, 2010), as well as how to submit your proxy over the Internet. We believe that mailing the Notice and posting other materials on the Internet allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by any of the following methods: through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com.

Whether or not you plan to attend the annual meeting, please vote your shares as soon as possible in accordance with the instructions provided to you, to ensure that your vote is counted at the annual meeting.

By Order of the Board of Directors,

John W. Kuo
Secretary

i

GENERAL INFORMATION

Q:	Who is soliciting my proxy?

A:	The Board of Directors (the “Board”) of Varian Medical Systems, Inc. (“we,” “us” or the “Company”) is sending you this Proxy Statement in connection with the Board’s solicitation of proxies for use at the 2011 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). Certain of our directors, officers and employees also may solicit proxies on the Board’s behalf by mail, telephone, email, fax or in person. We have hired Georgeson Inc., 199 Water Street, New York, New York 10038, to assist in soliciting proxies from brokers, bank nominees and other stockholders.

Q:	Who is paying for this solicitation?

A:	We will pay for the solicitation of proxies. Our directors, officers and employees will not receive additional remuneration. We expect that we will pay Georgeson Inc. not more than $10,000, plus reasonable out-of-pocket expenses, and also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:	What am I voting on?

A:	You will be voting on four proposals. Proposal One is for the election of Susan L. Bostrom, Richard M. Levy and Venkatraman Thyagarajan to the Board for three-year terms ending at the 2014 Annual Meeting of Stockholders.

Proposal Two is an advisory vote on the compensation of the executive officers listed in the Summary Compensation Table (the “named executive officers”) as described in this Proxy Statement.

Proposal Three is an advisory vote on how frequently (every one, two or three years) you prefer we conduct an advisory vote of stockholders on the compensation of our named executive officers.

Proposal Four is for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011.

Q:	Who can vote?

A:	Only our stockholders of record at the close of business on December 15, 2010 may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting, except that cumulative voting will apply in the election of directors. Under the cumulative voting method of election, the stockholder computes the number of votes available to the stockholder by multiplying the number of shares the stockholder owned on the record date by the number of directors to be elected, and may cast the votes all for a single nominee or may distribute them in any manner among the nominees.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement, and our Annual Report on Form 10-K for the fiscal year ended October 1, 2010, as filed with the SEC on November 23, 2010) over the Internet. Therefore, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. Starting on the date of distribution of the Notice, all stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If you request printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

Q:	Can I receive proxy materials for future annual meetings by email rather than receiving a paper copy of the Notice?

A:	If you are a holder of record, you may elect to receive the Notice or other future proxy materials by email by logging into www.proxyvote.com and entering your email address before you vote if you are voting by Internet or any time at www.computershare.com/us/ecomms or http://enroll.icsdelivery.com/var. If your shares are registered in street name, please check with your broker, bank, or other nominee about how to receive future proxy materials by email, or enroll at http://enroll.icsdelivery.com/var. If you choose to receive proxy materials by email, next year you will receive an email with instructions on how to view those materials and vote before the next annual meeting. Your choice to obtain documents by email will remain in effect until you notify us otherwise. Delivering future notices by email will help us further reduce the cost and environmental impact of our stockholder meetings.

Q:	What is the difference between a stockholder of record and a “street name” holder?

A:	If your shares are registered directly in your name with Computershare Trust Company, N.A., our stock transfer agent, you are considered the stockholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares using the method described under “How do I vote and how do I revoke my proxy?” below.

Q:	How do I vote and how do I revoke my proxy?

A:	If you hold your shares in your own name as a stockholder of record, you may vote your shares either in person at the meeting or by proxy. To vote in person, please bring a form of identification, such as a valid driver’s license or passport, and proof that you are a stockholder as of December 15, 2010, and we will give you a ballot when you arrive. To vote by proxy, please vote in one of the following ways:

•	Via the Internet. You may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

•	By Telephone. If you received your proxy materials or request printed copies by mail, stockholders located in the United States may vote by calling the toll-free number found on the proxy card.

•	By Mail. If you received your proxy materials or request printed copies by mail, you may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the applicable voting deadline by giving our Secretary written notice of your revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (your latest telephone or Internet proxy is the one that will be counted).

If you vote by proxy, the individuals named as proxyholders will vote your shares as you instruct, including with respect to cumulative voting for directors. If you vote your shares over the telephone, you must select a voting option (“For” or “Withhold” (for directors), “For,” “Against” or “Abstain” (for Proposals Two and Four) and “One Year,” “Two Years,” “Three Years” or “Abstain” (for Proposal Three)) in order for your proxy to be counted on that matter. If you validly vote your shares over the Internet or by mail but do not provide any voting instructions, the individuals named as proxyholders will vote your shares FOR the election of the nominees for director, FOR approval of the compensation of our named executive officers as described in this Proxy Statement, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011, and will choose THREE YEARS for the frequency with which we will conduct an advisory vote of stockholders on the compensation of our named executive officers. In that case, the proxyholders will have full discretion and authority to vote cumulatively in the election of directors and to allocate votes among any or all of the nominees for director in any order they determine.

If your shares are registered in street name, you must vote your shares in the manner prescribed by your broker, bank, or other nominee. In most instances, you can do this over the telephone or Internet, or if you have received or request a hard copy of the proxy statement and accompanying voting instruction form, you may mark, sign, date and mail your voting instruction form in the envelope your bank or broker provides. The Notice that was mailed to you has specific instructions for how to submit your vote and the deadline for doing so. If you would like to revoke your proxy, you must follow the bank, broker, or other nominee’s instructions on how to do so. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the bank, broker or other nominee holding your shares.

Q:	What is the deadline for submitting a proxy?

A:	Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. In order to be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Time on February 9, 2011. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q:	What constitutes a quorum?

A:	On the record date, we had 119,583,856 shares of common stock, $1.00 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy.

Q:	What are abstentions and broker non-votes and how do they affect voting?

A:	Abstentions—If you specify that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum and included in the shares entitled to vote on Proposal Two through Four. On Proposals Two and Four, abstentions have the effect of a vote against the proposal. If you abstain from voting on Proposal Three, the abstention will not have an effect on the outcome of the vote.

Broker Non-Votes—Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters, including the ratification of the appointment of the independent registered public accounting firm. However, on non-routine matters such as the election of directors, the advisory vote on executive compensation, and the advisory vote on the frequency of the advisory vote on executive compensation, your broker must receive voting instructions from you, as it does not have discretionary voting power for that particular item. So long as the broker has discretion to vote on at least one proposal, these “broker non-votes” are counted toward establishing a quorum. When voted on “routine” matters, broker non-votes are counted toward determining the outcome of that “routine” matter.

Q:	What vote is needed?

A:	For Proposal One, the election of directors, the three nominees receiving the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal One will be elected as directors. As a result, if you withhold your authority to vote for any nominee, your vote will not affect the outcome of the election.

For Proposal Two, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Two is required to approve the compensation of our named executive officers as described in this Proxy Statement.

For Proposal Three, the number of years for the frequency of the advisory vote on compensation of our named executive officers that receives the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Three will be the frequency that stockholders approve.

For Proposal Four, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Four is required to approve the ratification of the appointment of Pricewaterhouse Coopers LLP as our independent registered public accounting firm.

Because your votes on Proposals Two and Three are advisory, they will not bind the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take the results into consideration in making future determinations on executive compensation and in determining how frequently future stockholder advisory votes on the compensation of our named executive officers will occur.

Q:	What happens if a director receives a plurality, but not a majority, of votes cast at the Annual Meeting?

A:	In an uncontested election, if a nominee for director who is an incumbent director is elected by a plurality of the votes cast but does not receive the vote of at least the majority of the votes cast (i.e., the number of shares voted “for” a director’s election does not exceed 50% of the total number of votes cast with respect to that director’s election, including votes to withhold authority), the director is deemed elected but is obligated to offer his or her resignation to the Board. Following submission of the offer of resignation, the Board, after considering relevant factors, including the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), will decide whether or not to accept the offer of resignation, and thereafter publicly disclose its decision. If a director’s offer of resignation is not accepted by the Board, the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s offer of resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board pursuant to the provisions of our By-Laws.

Q:	Can I vote on other matters?

A:	You are entitled to vote on any other matters that are properly brought before the Annual Meeting. Our By-Laws limit the business conducted at any annual meeting to (1) business in the notice of the annual meeting, (2) business directed by the Board and (3) business brought by a stockholder of record entitled to vote at the meeting so long as the stockholder has met the requirements for submitting stockholder proposals provided in our By-Laws. Under our By-Laws, a stockholder must notify our Secretary in writing (at our Palo Alto, California headquarters) of the proposal not less than 90 days nor more than 120 days before the anniversary of the prior year’s annual meeting, which for the 2012 Annual Meeting of Stockholders will be no earlier than October 13, 2011 and no later than November 12, 2011. The notice must give a brief description of the business to be brought before the annual meeting, the reasons for conducting the business and the text of the proposal, as well as the name and address of the stockholder giving the notice and the beneficial owner on whose behalf the proposal is made, the number of shares owned and information about that beneficial ownership, all as detailed in our By-Laws. The notice must also describe any material interest the stockholder or beneficial owner has in the business and arrangements between such stockholder or beneficial owner and any other person in connection with the proposal and must include certain representations, all as detailed in our By-Laws.

To have your stockholder proposal be considered for presentation in the proxy statement and proxy card for our 2012 Annual Meeting of Stockholders, rather than just voted upon at the meeting without inclusion in the proxy statement and proxy card, a stockholder must submit to our Secretary (at our Palo Alto, California headquarters) a written proposal no later than August 31, 2011. The submission must contain the information required under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”).

We do not expect any matters other than those listed in this Proxy Statement to come before the Annual Meeting. If any other matter is presented, your proxy gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Exchange Act, which includes matters that the proxyholders did not know were to be presented at least 60 days before the anniversary of the mailing of last year’s proxy statement.

Q:	How do I nominate someone to be a director?

A:	A stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders by notifying our Secretary in writing (at our Palo Alto, California headquarters) not less than 90 days nor more than 120 days before the anniversary of the prior year’s annual meeting, which for the 2012 Annual Meeting of Stockholders will be no earlier than October 13, 2011 and no later than November 12, 2011. The notice must include all information about the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to being named as a nominee and serving as a director) and a description of all material monetary agreements during the past three years and any other material relationships, between such stockholder and a beneficial owner on whose behalf the nomination is made and their affiliates and associates, or others acting in concert, on the one hand, and each proposed nominee, and his/her affiliates and associates, or others acting in concert, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K if the stockholder were a “registrant,” all as described in our By-Laws. The notice must also include certain additional information about and representations by the stockholder and/or the beneficial owner, all as detailed in our By-Laws.

Q:	How does the Board select nominees for the Board?

A:	The Nominating Committee will consider potential candidates for directors submitted by stockholders, in addition to those suggested by other Board members and members of our management, and does not evaluate candidates differently based upon the source of the nominee. The Nominating Committee considers and evaluates each properly submitted potential candidate for director in an effort to achieve a balance of skills and characteristics on the Board, as well as to ensure that the composition of the Board at all times adheres to the independence requirements applicable to NYSE-listed companies and other regulatory requirements applicable to us. Please refer to “Proposal One—Election of Directors” and our Corporate Governance Guidelines for additional details on our policy, process and membership criteria. A stockholder may recommend potential candidates for director by notifying our Secretary in writing (at our Palo Alto, California headquarters).

Q:	How may I communicate with the Board of Directors?

A:	Stockholders and other interested parties may communicate directly with the Board, the Board’s “lead” non-employee director or any other director or with the independent directors as a group or any other group of directors through the Board’s lead director by sending an e-mail to lead.director@varian.com. Messages received will be forwarded to the appropriate director or directors.

Q:	When and where is the Annual Meeting being held?

A:	The Annual Meeting will be held on Thursday, February 10, 2011 at 4:30 p.m. Pacific Time at our headquarters at 3100 Hansen Way, Palo Alto, California 94304. If you need directions to the Annual Meeting so that you may attend or vote in person, please contact our Investor Relations department at investors@varian.com.

Q:	How can I find the results of the Annual Meeting?

A:	Preliminary results will be announced at the Annual Meeting. Final results also will be published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board; Selection of Nominees

Our Board is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect three individuals to serve as directors for three-year terms that end at the 2014 Annual Meeting of Stockholders.

Our Nominating Committee is charged with identifying, evaluating and recommending to the full Board director nominees. There are no minimum qualifications for director. The Nominating Committee generally seeks individuals with broad experience at the policy-making level in business, government, education, technology or public interest. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes, including cultural, gender, ethnic and age diversity; international business experience; and experience in industries beyond healthcare. We also look for financial oversight experience, financial community experience and a good reputation with the financial community; business management experience and the potential to succeed top management in the event Board intervention is necessary on an unexpected basis; business contacts, business knowledge and influence that may be useful to our businesses and product lines; and knowledge about our industries and technologies. We believe that all of our directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. Each director must also represent the interests of all stockholders.

All of the nominees, Susan L. Bostrom, Richard M. Levy and Venkatraman Thyagarajan, are now members of the Board.

The individuals named as proxyholders will vote your proxy for the election of the three nominees unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

Set forth below are the names and ages of these nominees and the other continuing directors, the years they became directors, their principal occupations or employment for at least the past five years, the names of other public companies for which they serve as a director or have served as a director during at least the past five years. Also set forth are the specific experience, qualifications, attributes or skills that led our Nominating Committee to conclude that each person should serve as a director. All of our directors have held high-level positions in companies and have experience in dealing with complex issues. We believe that each is an individual of high character and integrity and has the ability to exercise sound judgment.

Nominees for Election for a Three-Year Term Ending with the 2014 Annual Meeting

• Susan L. Bostrom	Age 50, a director since 2004. Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc. (a networking equipment provider) since January 2006. From February 2000 to January 2006, Senior Vice President of Cisco Systems, taking on responsibility for Worldwide Government Affairs in October 2002 and becoming Chief Marketing Officer in January 2006. From 1998 to February 2000, Vice President of the Internet Business Solutions Group at Cisco Systems.

We believe Ms. Bostrom’s qualifications to serve as a director include her extensive experience and leadership roles at one of the world’s leading technology companies, as well as her knowledge of marketing, government affairs, public policy, and developing trends in networking and new media such as virtual collaboration, social media and information exchanges. She also brings to the Board her experience in serving on the board of directors of a hospital and a university, as well as prior service on the board of directors of a public technology company.

• Richard M. Levy	Age 72, a director since 1999. Our Chairman of the Board since February 2003 and Chief Executive Officer from April 1999 to February 2006. Our President from April 1999 to August 2005. Previously, our Executive Vice President responsible for our medical systems business from 1990 to April 1999. Mr. Levy was a director of Pharmacyclics, Inc. during the past five years.

We believe Mr. Levy’s qualifications to serve as a director include the leadership and management experience he gained during more than 40 years as an employee, manager, officer, President and Chief Executive Officer and director of our Company. He has deep knowledge of our history, strategies, technologies and culture, and the medical industry in general. Mr. Levy also brings to the Board his experience in serving on the board of directors of several hospitals and another public company.

• Venkatraman Thyagarajan	Age 64, a director since November 2008. Retired; former Senior Vice President and Area Director for GlaxoSmithKline Asia Pacific (a global pharmaceutical company) from January 2003 to April 2008. From January 2001 to December 2002, Vice President for South Asia for GlaxoSmithKline Asia Pacific and Managing Director of GlaxoSmithKline Pharmaceuticals Ltd. (an Indian pharmaceutical company). Mr. Thyagarajan is Vice Chairman of the Board of Directors of GlaxoSmithKline Pharmaceuticals Ltd. and a director of Tata Consultancy Services Ltd. (an Indian software company).

We believe Mr. Thyagarajan’s qualifications to serve as a director include his extensive knowledge of the global healthcare industry gained over four decades of working in different parts of the world, including Europe, Asia Pacific, India, the Middle East and Africa. He has significant operational, financial, marketing and senior management experience in one of the world’s leading pharmaceutical companies. Mr. Thyagarajan also brings to the Board his experience in serving on the board of directors and the audit committee and compensation committee of other public companies.

Directors Continuing in Office Until the 2012 Annual Meeting

• Timothy E. Guertin	Age 61, a director since 2005. Our Chief Executive Officer since February 2006 and President since August 2005. Our Chief Operating Officer from October 2004 to February 2006. Our Corporate Executive Vice President from October 2002 to August 2005 and President of our Oncology Systems business unit from 1992 to January 2005. Our Corporate Vice President from 1992 to 2002.

We believe Mr. Guertin’s qualifications to serve as a director include his deep knowledge of our management structure, strategy and users of our technology, which he has gained over more than 30 years with our Company. His service in various leadership roles, including President of our Oncology Systems business before becoming our President and Chief Executive Officer, has given Mr. Guertin extensive knowledge of radiation producing technologies, software controls, and safety measures, as well as broad experience in product development, regulatory, marketing, financial, and operational matters. Mr. Guertin also brings to the Board his experience in serving on the board of directors of several medical, healthcare and technology industry organizations such as AdvaMed, American Society for Radiation Oncology (“ASTRO”), TechAmerica (formerly American Electronics Association) and the Medical Imaging and Technology Association (“MITA”).

• David W. Martin, Jr., M.D.	Age 69, a director since 1994. Chairman and Chief Executive Officer of AvidBiotics, Inc. (a biotechnology company) since 2004. Previously, Chairman and Chief Executive Officer of GangaGen, Inc. (a biotechnology company) from 2003 to 2004. From 1997 to 2003, President and Chief Executive Officer of Eos Biotechnology, Inc. (a biotechnology company). Dr. Martin was a director of Cubist Pharmaceuticals, Inc. during the past five years.

We believe Dr. Martin’s qualifications to serve as a director include extensive expertise in biotechnology and other life sciences companies through leading research and development at Genentech, Inc. and DuPont Merck, as well as sales and marketing, regulatory affairs and clinical research experience at Chiron Corporation. His service as chief executive officer at Eos Biotechnology provided him with experience with cancer treatment, and his training in clinical medicine and his service as a professor at the University of California, San Francisco provides us with the unique perspective of a physician. Dr. Martin has served as the lead director and on the audit and compensation committees of another public company within the past five years. He also brings to the Board his earlier experience in serving on the board of directors of other public companies in the pharmaceutical and biotechnology industries.

• Ruediger Naumann-Etienne	Age 64, a director since 2003. Owner and Managing Director of Intertec Group (an investment company specializing in the medical technology field) since 1989. Also, Chairman of the Board of Directors of Cardiac Science Corporation (a provider of cardiology products) since 2006, having previously been Vice-Chairman from 2005 to 2006 and Chairman of Quinton Cardiology Systems, one of its predecessor companies, from 2000 to 2005. From 1993 to 1999, Chairman of the Board of Directors of OEC Medical Systems (a provider of interoperative imaging solutions, acquired by General Electric Company). Mr. Naumann-Etienne is a director of Encision Inc. (a provider of laparoscopic surgery instruments) and IRIDEX Corporation (a provider of light-based medical systems and delivery devices) and was a director of BioRad Laboratories, Inc. in the past five years.

We believe Mr. Naumann-Etienne’s qualifications to serve as a director include experience working in the medical device business for nearly three decades, and working with a leading electronics company for a decade, in senior business and finance executive roles. Mr. Naumann-Etienne has extensive experience with finance and mergers and acquisitions, as well as international experience, having lived and worked in Europe and Latin America. He is fluent in four languages. Mr. Naumann-Etienne also brings to the Board his experience in serving as chief executive officer, Chairman or director, and a member of the nominating and compensation committees, of a number of public medical device companies.

Directors Continuing in Office Until the 2013 Annual Meeting

• John Seely Brown	Age 70, a director since 1998. Retired; independent co-chairman of Deloitte Center for the Edge and visiting scholar and advisor to the Provost at the University of Southern California. Vice President of Xerox Corporation (a document technology company) from 1986 to 2002 and Chief Scientist from 1992 to 2002. Director of the Xerox Palo Alto Research Center from 1990 to 2000. Mr. Brown is a director of Corning Incorporated (a diversified technology company) and Amazon.com, Inc. (an on-line retailer and cloud service provider) and was a director of Polycom, Inc. in the past five years.

We believe Mr. Brown’s qualifications to serve as a director include extensive experience in the information technology industry, including knowledge of hardware and software systems, security, artificial intelligence, image processing, and scientific computing, as well as experience with products used in x-ray imaging. Mr. Brown is an expert at innovation and the management of radical innovation. He has been involved in many start-up ventures over the years and in corporate strategy for both small and very large high tech companies. Mr. Brown also brings to the Board his experience in serving on the board of directors of several public companies.

• R. Andrew Eckert	Age 49, a director since 2004. Managing Director of Symphony Technology Group (a private equity firm) since October 2009. Previously Chief Executive Officer and President of Eclipsys Corporation (a healthcare information management software provider) from October 2005 to May 2009. From 2004 to 2005, Chief Executive Officer of SumTotal Systems, Inc. (an enterprise software provider). From 2002 to 2004, Chief Executive Officer of Docent Inc. (an enterprise software provider). Previously, Chairman and Chief Executive Officer of ADAC Laboratories (a medical imaging company) from 1997 to 2000. Mr. Eckert has served on the board of directors of Eclipsys Corporation and Connetics, Inc. in the past five years.

We believe Mr. Eckert’s qualifications to serve as a director include his extensive experience obtained over 15 years of serving as an executive officer of several public companies, including a medical imaging company and healthcare information management company, as well as his deep knowledge of operational, financial, strategic planning, product development and marketing matters. Mr. Eckert also brings to the Board his experience in serving on the board of directors of several public companies in the healthcare industry.

• Mark R. Laret	Age 56, a director since February 2007. Chief Executive Officer of University of California, San Francisco Medical Center since April 2000. Chief Executive Officer of University of California, Irvine Medical Center from 1995 to March 2000. Mr. Laret is on the board of directors of Nuance Communications, Inc.

We believe Mr. Laret’s qualifications to serve as a director include his in-depth knowledge of the healthcare industry and hospital operations, and managed care industry. His service as chief executive officer of leading medical institutions has provided him with experience in strategic planning, finance, financial management of hospital and physician practice, medical education and clinical research, and business turnaround. Mr. Laret also brings to the Board his experience in serving on the board of directors of another public company in the technology sector.

Governance of the Corporation

Corporate Governance

We are committed to strong corporate governance, and have adopted policies and practices that comply with or exceed the NYSE listing requirements and the Exchange Act. These policies and practices include:

•	The Board has adopted clear corporate governance policies articulated in our Corporate Governance Guidelines, which includes basic director duties and responsibilities.

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A majority of the Board members are independent of the Company and our management. The definition of “independent” is included in our Corporate Governance Guidelines, which can be found through the “Corporate Governance” link on the Investors page on our website at www.varian.com.

•	All members of our key Board committees—the Audit Committee, the Compensation and Management Development Committee (the “Compensation Committee”) and the Nominating Committee—are independent.

•	The Board has appointed a “lead” non-employee director. As described below, Dr. Martin has served in the capacity of lead director since August 2004.

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The Board has adopted a policy under which an incumbent director in an uncontested election who is elected by a plurality but does not receive the majority of the votes cast is obligated to offer his or her resignation to the Board.

•	The Board has also adopted a Code of Business Ethics applicable to all of our employees, including the executive officers, and to our directors.

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We have hotlines for employees to report concerns regarding ethics and financial matters, including accounting, internal controls and audit concerns, and the Audit Committee has established procedures for anonymous submission of these matters.

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The Board has adopted a policy regarding conflicts of interest and “related-person transactions” under which all potential conflicts of interest and related-person transactions must be reviewed and pre-approved by the Nominating Committee. The Nominating Committee has determined that certain categories of transactions are pre-approved under this policy. Please refer to the discussion under “Certain Relationships and Related Transactions” for more information on this policy and the related procedures.

•	The Board conducts an annual self-assessment on its effectiveness and the effectiveness of each of its committees.

•	Directors are expected to attend all stockholder meetings, and all current directors attended our 2010 Annual Meeting of Stockholders.

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The Board has adopted a guideline for director retirement that provides that no director may serve on the Board for more than four consecutive three-year terms (starting with terms commencing in the year 2000)

or 12 years, whichever is longer. This limitation may be extended for one term upon approval by the Board. The Board may nominate for election to the Board a person who previously served on the Board, provided that the individual has not served as a director in the two years prior to his or her nomination for election. Mr. Levy has served on our Board for 12 years. In November 2010, in nominating Mr. Levy for re-election, the Board approved such a one-term extension. The Nominating Committee and the Board determined that Mr. Levy’s re-nomination was in the best interests of the Company and its stockholders based in part on Mr. Levy’s strong leadership skills, his ability to guide and work with our management, his significant contributions to the Board, his knowledge of and experience with the Company and his general industry knowledge.

•	Our Corporate Governance Guidelines state that the Nominating Committee should consider recommending a new member to each committee every three years.

•	The Board has adopted a recoupment policy to recover certain incentive payments made to executives in the event of a restatement of our financial statements.

•	We did not renew our stockholders’ rights plan when it expired in December 2008.

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The Board encourages director continuing education through a mix of in-house and third-party presentations and programs, including programs that were previously accredited by RiskMetrics Group. The Nominating Committee is charged with tracking director continuing education. We pay or reimburse directors for expenses associated with attending these continuing education events. All of our directors participated in in-house continuing director education in fiscal year 2010.

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The annual cycle of agenda items for Board and committee meetings reflects Board and committee requests and changing business and legal issues. The Board receives regularly scheduled presentations from our finance and legal departments and major business units and operations. The Board’s and committees’ annual agenda includes, among other items, our long-term strategic plans, periodic reports on progress against long-term strategic plans, emerging and disruptive technologies, potential acquisition or investment targets, review of risks relevant to our business, capital projects and evaluation of the Chief Executive Officer and management and Board succession.

Director Independence

The Board has determined that Ms. Bostrom, Mr. Brown, Mr. Eckert, Mr. Laret, Dr. Martin, Mr. Naumann-Etienne and Mr. Thyagarajan are “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines. Mr. Levy, our Chairman of the Board, and Mr. Guertin, our President and Chief Executive Officer, are employees and therefore not “independent.” The Board considered transactions and relationships, both direct and indirect, between each director (and his or her immediate family) and the Company and its subsidiaries and affirmatively determined that none of Ms. Bostrom, Mr. Brown, Mr. Eckert, Mr. Laret, Dr. Martin, Mr. Naumann-Etienne or Mr. Thyagarajan has any material relationship, either direct or indirect, with us other than as a director and stockholder.

Mr. Laret is employed as Chief Executive Officer of and has a relative that is also employed by UCSF Medical Center. In connection with a research agreement, the Company paid the University of California, San Francisco approximately $22,500 in fiscal year 2010 and $176,000 in fiscal year 2009. In addition, the Company donated to the University of California, San Francisco Department of Radiation Oncology $10,000 in fiscal year 2010 and $2,500 in fiscal year 2008. Nonetheless, the Board therefore determined that Mr. Laret does not have any relationship that is inconsistent with a determination that he was independent, and was therefore “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines.

Additionally, Ms. Bostrom serves as an outside director of a hospital and a university, and Mr. Brown is a visiting scholar at a university, that are customers of ours. The Board has determined that these relationships are immaterial and are not inconsistent with a determination that these directors are “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines.

Board Meetings

The Board met five times in fiscal year 2010. Four of these Board meetings included executive sessions of either the independent directors or the non-management directors, or both, with Mr. Levy presiding at meetings of the non-management directors and Dr. Martin presiding at meetings of the independent directors. We have four standing committees of the Board: the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee. Each current director attended at least 75% of the total Board meetings and meetings of the committees on which they serve that were held in fiscal year 2010. Directors are encouraged to attend meetings of committees on which they do not serve as members. However, each of the Audit Committee, the Compensation Committee and the Nominating Committee regularly hold executive sessions of only the committee members or non-management directors.

Board Leadership Structure

The Board has adopted Corporate Governance Guidelines designed to promote the functioning of the Board and its committees. These Guidelines address Board composition, Board functions and responsibilities, qualifications, leadership structure, committees and meetings.

Our Corporate Governance Guidelines do not indicate a particular Board structure, and the Board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the Chief Executive Officer may be filled by one individual or two. The Board has currently determined that having Mr. Levy serve as Chairman and Mr. Guertin serve as Chief Executive Officer is in the best interests of the stockholders. We currently separate the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. In addition, because Mr. Levy is not “independent” within the meaning of the NYSE listing standards, our Corporate Governance Guidelines call for one of the directors who is independent to serve as the “lead director.” The lead director is responsible for leading meetings of the independent directors, serves as a liaison between independent directors and the Chairman (and between the directors and the Chief Executive Officer), and has the prerogative of calling, with due notice, a meeting of the full Board and/or an executive session of the Board consisting exclusively of the non-management or independent directors. Our Board has designated Dr. Martin as our lead independent director. Dr. Martin has taken and continues to take an active leadership role on our Board and has gained extensive knowledge of our business and history. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Board Committees and Committee Meetings

Each of our standing committees has a written charter approved by the Board that clearly establishes the committee’s roles and responsibilities. Copies of the charters for the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee, as well as our Corporate Governance Guidelines and Code of Business Ethics, can be found through the “Corporate Governance” link on the Investors page on our website at www.varian.com. Please note that information on, or that can be accessed through, our website is not part of the proxy soliciting materials, is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, and, except for information filed by the Company under the cover of Schedule 14A, is not deemed to be proxy soliciting materials.

Audit Committee: The Audit Committee performs the following principal functions:

•	Oversees our accounting and financial reporting process and audits of financial statements.

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Assists the Board in oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of our internal audit function and of the independent registered public accounting firm and (v) the principal risk exposures facing the corporation that are related to financial statements, legal, regulatory and other similar matters, as well as the corporation’s related mitigation efforts.

•	Prepares the Audit Committee Report included in our proxy statement.

•	Reports to the Board the results of its monitoring and recommendations.

•	Provides to the Board any additional information and materials as the committee may determine is necessary to make the Board aware of significant financial matters requiring the Board’s attention.

The members of the Audit Committee are Mr. Naumann-Etienne (Chairman), Mr. Eckert, Mr. Laret and Mr. Thyagarajan. The Audit Committee met 12 times in fiscal year 2010. Each member of the Audit Committee meets the additional requirements regarding independence for Audit Committee members under the NYSE listing requirements. The Board has determined that Mr. Naumann-Etienne is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act based upon his experience as the chief financial officer and principal accounting officer of Diasonics, Inc. between 1984 and 1987 and as group controller for Texas Instruments between 1982 and 1984, and his formal education represented by his doctorate degree in international finance from the University of Michigan. The Board has determined that Mr. Eckert is an “audit committee financial expert” based upon his experience as the chief executive officer of Eclipsys Corporation from 2005 to 2009, of SumTotal Systems Inc. from 2004 to 2005, of Docent, Inc. from 2002 to 2004, and of ADAC Laboratories from 1997 to 2001, as well as other business experience, and his formal education represented by his Masters in Business Administration from the Stanford Graduate School of Business. The Board has also determined that Mr. Laret and Mr. Thyagarajan are financially literate based upon each of their familiarity with financial statements and, for Mr. Laret, his experience as chief executive officer of UCSF.

Compensation and Management Development Committee:    The Compensation Committee performs the following principal functions:

•	Discharges the Board’s responsibilities relating to compensation of our executive officers.

•	Evaluates our compensation plans, policies and programs for executive officers and recommends the establishment of policies dealing with various compensation and employee benefit plans.

•	Administers our stock and cash incentive plans.

•	Provides advice on management development matters that have major implications for the growth, development and depth of our management team, including reviewing succession plans.

•	Reviews and discusses with management and recommends to the Board whether the disclosures under “Compensation Discussion and Analysis” should be included in our proxy statement.

•

Assesses, at least annually, the risks associated with the Company’s compensation policies, and reports to the Board and the Audit Committee whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee determines all compensation for our executive group. Before making decisions on compensation for each of the executives other than the CEO, the Compensation Committee reviews with our CEO each individual’s performance and accomplishments over the prior year. Except for his own position, Mr. Guertin makes recommendations to the Compensation Committee about base salary increases, any changes to the incentive plan target awards and the amount of equity awards for each executive. However, the Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. The Compensation Committee meets alone with its independent advisors to develop and establish a proposal for CEO pay. This proposal is also reviewed with the other independent members of the Board.

To independently assist and advise the Compensation Committee, the Compensation Committee has for a number of years retained Frederic W. Cook, & Co., Inc. (“FWC”). Additionally, beginning in February 2006, the Compensation Committee retained the services of Wilson Sonsini Goodrich & Rosati (“WSGR”) to provide independent legal guidance on executive compensation matters. The engagement of FWC is exclusively with the Compensation Committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses.

Typically, on an annual basis, FWC reviews and analyzes our executive compensation programs, compensation strategy and effectiveness of pay delivery. FWC provides market information on compensation trends and practices and makes recommendations to the Compensation Committee based on competitive data. FWC advises the Compensation Committee chairman on agenda items for Compensation Committee meetings, reviews management proposals, and is available to perform special projects at the Compensation Committee chairman’s request. FWC and WSGR also periodically provide the Compensation Committee with updates on regulatory and legislative developments pertaining to executive compensation and compensation committee governance. FWC provides analyses and recommendations that inform the Compensation Committee’s decisions, but does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with FWC and WSGR on program design changes, which for fiscal year 2010 included a competitive review of executive equity holding and ownership requirements, an evaluation of plan design alternatives under the MIP and a discussion of performance-based long-term incentive awards.

The members of the Compensation Committee are Mr. Eckert (Chairman), Ms. Bostrom, Dr. Martin and Mr. Naumann-Etienne. The Compensation Committee met six times in fiscal year 2010. In addition to being independent, each member of the Compensation Committee is a “non-employee director” for purposes of the Exchange Act and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Nominating and Corporate Governance Committee:    The Nominating Committee performs the following principal functions:

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Develops and recommends to the Board corporate governance principles, including the Company’s Corporate Governance Guidelines, Code of Business Ethics and policy regarding conflicts of interest and related person transactions.

•	Identifies and recommends to the Board potential nominees to the Board, including stockholder suggestions.

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Reviews with the Board annually the independence, skills and characteristics of all individual members and the skills and characteristics of the Board as a whole in determining whether to recommend incumbent directors for re-election.

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Evaluates and makes recommendations to the Board concerning the size of the Board, the appointment of directors to Board committees, the qualifications of committee members and the selection of Board committee chairs.

•	Oversees the annual review of director independence and evaluation of the Board’s performance.

The members of the Nominating Committee are Mr. Laret (Chairman), Mr. Brown and Mr. Thyagarajan. The Nominating Committee met four times in fiscal year 2010.

Executive Committee: The Executive Committee performs the following principal functions:

•	Acts on matters when a meeting of the full Board is impracticable.

•	Has all the powers of the Board except those powers reserved by law to the full Board.

The members of the Executive Committee are Mr. Levy (Chairman), Dr. Martin and Mr. Naumann-Etienne. The Executive Committee did not meet or act by written consent in fiscal year 2010.

Director Stock Ownership Guidelines

To align the Board’s interests with the interests of our stockholders, the Board has adopted stock ownership guidelines for its members. The guidelines state that each director should own shares of common stock (including Deferred Stock Units) with a value at least equal to five times his or her applicable annual retainer fee. Directors who were first appointed or elected to the Board after February 2004 must achieve the guideline within five years after such appointment or election. At the end of fiscal year 2010, all directors met the guidelines or were within the allowed time frame for meeting the guidelines. Under our insider trading policy, purchases on margin and the buying and selling of puts and calls of Company securities, while not legally prohibited, are discouraged and require advance consultation with our legal department.

The Board’s Role in Risk Oversight

Our Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee and Compensation Committee responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

The Board’s role in our risk oversight process includes receiving regular reports from members of senior management, as well as external advisors such as FWC, WSGR and PricewaterhouseCoopers LLP, on areas of material risk to us, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk in order to enable it to understand our risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee provides a summary to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with the Company’s compensation policies. See also “Compensation of the Named Executive Officers and Directors—Relationship Between Compensation Plans and Risk.”

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE NOMINEES.

PROPOSAL TWO

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background to the Advisory Vote

Under an amendment to the Exchange Act recently adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), stockholders are able to vote to approve, on an advisory (non-binding) basis no less frequently than once every three years, the compensation of the named executive officers (an “Advisory Vote on Compensation”). As described more fully in the “Compensation of the Named Executive Officers and Directors” section of this Proxy Statement, including the “Compensation Discussion and Analysis” and the related tables and narrative, we design our executive compensation program to reward, retain and, in the case of new hires, attract executives in order to support our business strategy, achieve our short and long-term goals, and provide continued success for our customers, stockholders, employees and communities. At the core of our executive compensation program is our pay-for-performance philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as predetermined objectives. We believe our compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles.

Our Compensation Program

We urge you to read the “Compensation of the Named Executive Officers and Directors—Compensation Discussion and Analysis” section of this Proxy Statement and the tables and narrative for the details on the Company’s executive compensation, including the 2010 compensation of our named executive officers. Highlights of our executive compensation programs include the following:

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We target total compensation (consisting of base salary, annual cash incentives and long-term incentive grant values) for executives between the median and 75th percentile of our competitive peer group.

•	A significant portion (ranging from 79% to 88%) of our executives’ total compensation is considered by us to be “at risk.”

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Our named executive officers receive long-term equity awards subject to long-term vesting requirements. These long-term incentives constitute between 65% and 74% of our executives’ total compensation. We believe these awards ensure that a significant portion of the executives’ compensation is tied to long-term stock price performance.

•	The Compensation Committee has adopted guidelines that suggest that executives hold a minimum amount of our common stock to align their interests with those of our stockholders.

•	Each of our executive officers is employed at will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

We believe the compensation program for the named executive officers has been instrumental in helping us achieve strong financial performance in the challenging macroeconomic environment of the past several years. In fiscal year 2010, our net earnings per diluted share from continuing operations grew 12%, our revenues grew 6% and our net orders grew 10% (excluding a $62 million order for a proton therapy system that was booked in the fourth quarter of fiscal year 2009 and canceled in the first quarter of fiscal year 2010), in each case over fiscal year 2009. Based on information provided by Standard & Poor’s Compustat and Hoovers.com, our total stockholder return over the past one and three years (measured as of September 30, 2010, the closest date to our fiscal year end) was 44% and 13%, respectively, each above the 75th percentile of our peer group (as further described in “Compensation Discussion and Analysis”). Return on equity and return on invested capital in fiscal year 2010 were 28%, at the top of our peer group. Our strong earnings helped drive record net cash flow from operations in fiscal year 2010 of $461 million. As further discussed in “Compensation of the Named Executive Officers and Directors—Compensation Discussion and Analysis—Determining Executive Compensation—Annual Cash Incentives,” the executive achievement under our Management Incentive Plan (“MIP”) has generally tracked the performance of our stock price in each of the last five fiscal years.

The Compensation Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align our compensation policies with our performance. The Compensation Committee has, over the last five years, among other things, taken the following actions:

1)	Incorporated analytical tools such as tally sheets and walk-away analysis as part of its annual executive compensation review;

2)	In fiscal year 2010, held employee salaries (including those of the executives) at their 2009 levels and suspended participation in the Employee Stock Purchase Plan as part of our broad set of cost containment measures, which affected all worldwide employees;

3)	Created and executed a formal annual performance evaluation process for our CEO;

4)	Evaluated the provision of executive perquisites, and eliminated income tax gross-ups for imputed income on executive perquisites and Company-paid non-business use of the fractionally-owned corporate aircraft;

5)	Revised and approved new financial metrics and targets used in our stockholder-approved MIP;

6)	Increased the guideline amounts for direct equity holding for our CEO from five times to six times base salary to continue to discourage him from taking a short-term view of performance or exposing the Company to excessive risk;

7)	Approved and adopted a recoupment policy covering incentive compensation paid to executives;

8)	Retained an external, independent legal advisor to the Compensation Committee, in addition to earlier retaining an external, independent compensation consultant; and

9)	Implemented an annual process to assess risks associated with our compensation policies and programs.

The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the Company’s stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement, including the “Compensation Discussion and Analysis” section, the compensation tables and the other narrative compensation disclosures.

The opportunity to vote on Proposal Two is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Proposal Two is not binding upon us. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL THREE

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Background to Advisory Vote

Under an additional amendment to the Exchange Act recently adopted by Congress as part of the Dodd-Frank Act, stockholders are also able to indicate how frequently they believe an Advisory Vote on Executive Compensation, such as we have included in Proposal Two, should occur. By voting on this Proposal Three, you may indicate whether you would prefer that we hold an Advisory Vote on Executive Compensation every one, two or three years. It is our strong belief, and the Board’s recommendation, that this vote occur every three years.

Reason for the Board Recommendation

We have strong executive compensation and governance practices, as described in more detail elsewhere in this Proxy Statement. The Board believes that providing our stockholders with an Advisory Vote on Executive Compensation every three years (a “triennial vote”) will encourage a long-term approach to evaluating our executive compensation policies and practices, consistent with the Compensation Committee’s long-term philosophy on executive compensation. In contrast, focusing on executive compensation over an annual or biennial period would focus on short-term results rather than long-term value creation, which is inconsistent with our compensation philosophy, and could be detrimental to the Company, its employees and its financial results.

Moreover, a short review cycle will not allow for a meaningful evaluation of our performance against our compensation practices, as any adjustment in pay practices would take time to implement and be reflected in our financial performance and in the price of our common stock. The Compensation Committee generally implements changes to compensation practices each November, and any change implemented applies to the following year. Therefore, a change made in year one would be effective in year two, and we would see results from those changes most likely in year two or three. As a result, an Advisory Vote on Executive Compensation more frequently than every two or three years would not allow stockholders to compare executive compensation to our performance.

Lastly, a triennial vote would allow us adequate time to compile meaningful input from stockholders on our pay practices and respond appropriately. This may be difficult to do on an annual or biennial basis, and both we and our stockholders would benefit from having more time for a thoughtful and constructive dialogue on why particular pay practices are appropriate for us.

For the above reasons, the Board recommends that you vote to hold an Advisory Vote on Executive Compensation every three years. Your vote, however, is not to approve or disapprove the Board’s recommendation. When voting on this Proposal Three, you have four choices: you may elect that we hold an Advisory Vote on Executive Compensation every year, every two years or every three years, or you may abstain from voting. The number of years that receives the highest number of votes will be the frequency that stockholders approve. The opportunity to vote on Proposal Three is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Proposal Three is not binding upon us, and the Compensation Committee and the Board may decide that it is in the best interests of our stockholders and our Company to hold an Advisory Vote on Executive Compensation more or less frequently than the option approved by our stockholders. However, the Compensation Committee and the Board will consider the outcome of the vote when making future decisions on executive compensation.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

PROPOSAL FOUR

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Selection of the Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to perform the audit of our financial statements for fiscal year 2011, and we are asking you and other stockholders to ratify this appointment. Since 1962, PwC or its predecessors has been our independent accounting firm, first as Lybrand, Ross Bros. & Montgomery from 1962 until 1972, then as Coopers & Lybrand from 1972 to 1997, and subsequently as PwC from 1998 to the present.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Additionally, the Audit Committee also noted that our PwC engagement audit partner is subject to regular rotation and the most recent rotation occurred in fiscal year 2008. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification the appointment of PwC. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Four does not ratify this appointment of PwC, the Audit Committee will review its future appointment of PwC.

We expect that a representative of PwC will be present at the Annual Meeting and that representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC.

Principal Accountant Fees and Services

The following is a summary of the fees billed or to be billed to us by PwC for professional services rendered for the fiscal years ended October 1, 2010 and October 2, 2009:

Fee Category	Fiscal Year 2010	Fiscal Year 2009
Audit Fees	$2,985,669	$2,908,606
Audit-Related Fees	266,342	568,294
Tax Fees	678,982	541,088
All Other Fees	21,023	21,633

Total Fees	$3,952,016	$4,039,621

Audit Fees.    Consist of fees billed for professional services rendered for the annual audit of our consolidated financial statements (as well as the related attestation report on the Company’s internal control over financial reporting) and review of the interim consolidated financial statements included in Form 10-Q Quarterly Reports and services that PwC normally provides in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards and accounting consultations in connection with acquisitions.

Tax Fees.    Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting and assistance on business restructuring and tax advice on mergers and acquisitions. Tax compliance fees were approximately $280,000 and $292,000 in fiscal years 2010 and 2009, respectively. All other tax fees were approximately $400,000 and $249,000 in fiscal years 2010 and 2009, respectively.

All Other Fees.    Consist of fees for products and services other than the services reported above. All Other Fees for fiscal year 2010 and 2009 were related to the application of financial accounting and reporting standards to specific operational matters.

The Audit Committee determined that PwC’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that PwC provided in fiscal years 2010 and 2009 in accordance with the pre-approval policy discussed above.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) consists of the four directors whose names appear below. Each member of the Audit Committee meets the definition of “independent director” and otherwise qualifies to be a member of the Audit Committee under the New York Stock Exchange listing requirements.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter at least annually, and did so in the August and November 2010 Audit Committee meetings.

As required by the charter, the Audit Committee reviewed the Company’s financial statements for fiscal year 2010 and met with management, as well as with representatives of PricewaterhouseCoopers, LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of PricewaterhouseCoopers, LLP the matters required to be discussed by the Statement on Auditing Standards 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers, LLP’s communications with the Audit Committee concerning independence and discussed with members of PricewaterhouseCoopers, LLP its independence from management and the Company.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for fiscal year 2010 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2010.

Furthermore, in connection with the standards for independence promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by PricewaterhouseCoopers, LLP, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.

The Audit Committee has selected PricewaterhouseCoopers, LLP to be the Company’s independent registered public accounting firm for fiscal year 2011. In doing so, the Audit Committee considered the results from its review of PricewaterhouseCoopers, LLP’s independence, including (a) all relationships between PricewaterhouseCoopers, LLP and the Company and any disclosed relationships or services that may impact their objectivity and independence, (b) their performance and qualification as an independent registered public accounting firm and (c) the fact that the PricewaterhouseCoopers, LLP engagement audit partner is rotated on a regular basis as required by applicable laws and regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of PricewaterhouseCoopers, LLP to the stockholders for ratification. In the event that a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter do not ratify this appointment, the Audit Committee will review its future appointment of PricewaterhouseCoopers, LLP.

Ruediger Naumann-Etienne (Chairman)

R. Andrew Eckert

Mark R. Laret

Venkatraman Thyagarajan

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

This table shows as of December 1, 2010: (1) the beneficial owners of more than five percent of our common stock and the number of shares they beneficially owned based on information provided in their most recent filings with the SEC; and (2) the number of shares each director, each nominee for director, each named executive officer and all directors, nominees for director and executive officers as a group beneficially owned, as reported by each person. Except as otherwise indicated, the address of each is 3100 Hansen Way, Palo Alto, California 94304. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted, each person has sole voting and investment power over the shares shown in this table. For each individual and group included in the table below, the percentage ownership is calculated by dividing the number of shares beneficially owned by the person or group by the sum of the 119,259,408 shares of common stock outstanding on December 1, 2010 plus the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 1, 2010.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned	Percent of Class
Stockholders
BlackRock Inc. (1)	7,661,558	6.42%
40 East 52nd Street
New York, NY 10022
Sands Capital Management, LLC (2)	7,622,695	6.39%
1100 Wilson Boulevard, Suite 2300
Arlington, Virginia 22209

Directors, Nominees for Director and Executive Officers
Susan L. Bostrom (3)	19,918	*
John Seely Brown (4)	63,034	*
R. Andrew Eckert (5)	38,203	*
Mark R. Laret (6)	37,168	*
Richard M. Levy (7)	451,907	*
David W. Martin, Jr., M.D. (8)	132,374	*
Ruediger Naumann-Etienne (9)	33,168	*
Venkatraman Thyagarajan (10)	9,267	*
Timothy E. Guertin (11)	1,098,915	*
Elisha W. Finney (12)	525,043	*
Robert H. Kluge (13)	255,904	*
John W. Kuo (14)	166,629	*
Dow R. Wilson (15)	436,288	*
All directors, nominees for director and executive officers as a group (14 persons) (16)	3,331,643	2.73%

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding at December 1, 2010.

(1)	Based on a Schedule 13G filed January 29, 2010, BlackRock Inc. has sole power to vote and dispose of all of these shares.

(2)	Based on a Schedule 13G/A filed February 13, 2009, Sands Capital Management, LLC has sole power to vote 5,091,239 of these shares and sole power to dispose of all of these shares.

(3)	Amount shown includes 13,000 shares that may be acquired under exercisable stock options. Also includes 6,168 Deferred Stock Units that have vested but that are subject to deferred distribution.

(4)	Amount shown includes 49,866 shares that may be acquired under exercisable stock options. Also includes 6,168 Deferred Stock Units that have vested but that are subject to deferred distribution.

(5)	Amount shown includes 26,000 shares that may be acquired under exercisable stock options. Also includes 6,168 Deferred Stock Units that have vested but that are subject to deferred distribution.

(6)	Amount shown includes 31,000 shares that may be acquired under exercisable stock options. Also includes 6,168 Deferred Stock Units that have vested but that are subject to deferred distribution.

(7)	Amount shown includes 385,000 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2010. Also includes 66,907 shares held in a trust of which Mr. Levy is co-trustee with his wife, as to which voting and investment powers are shared with Mr. Levy’s wife.

(8)	Amount shown includes 114,666 shares that may be acquired under exercisable stock options. Also includes 6,168 Deferred Stock Units that have vested but that are subject to deferred distribution, as well as 7,340 shares held in a trust of which Dr. Martin is co-trustee with his wife, as to which voting and investment powers are shared with Dr. Martin’s wife.

(9)	Amount shown includes 26,000 shares that may be acquired under exercisable stock options. Also includes 6,168 Deferred Stock Units that have vested but that are subject to deferred distribution.

(10)	Amount shown includes 5,000 shares that may be acquired under exercisable stock options. Also includes 4,267 Deferred Stock Units that have vested but that are subject to deferred distribution.

(11)	Amount shown includes 981,526 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2010. Also includes 83,332 shares held in a trust of which Mr. Guertin is the trustee.

(12)	Amount shown includes 454,480 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2010. Also includes 30,821 shares held in a trust of which Ms. Finney is co-trustee with her husband, as to which voting and investment powers are shared with Ms. Finney’s husband.

(13)	Amount shown includes 211,286 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2010.

(14)	Amount shown includes 139,304 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2010. Also includes Mr. Kuo’s proportional interest in shares held in our 401(k) plan (1,197 shares).

(15)	Amount shown includes 393,675 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2010.

(16)	Amount shown includes 2,881,588 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2010; 41,275 Deferred Stock Units that have vested but that are subject to deferred distribution; and 193,073 shares held in trusts or 401(k) accounts, including those described in footnotes 7, 8, 11, 12 and 14.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe that all persons subject to reporting filed the required reports on time in fiscal year 2010.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Compensation Philosophy

We design our executive compensation program to reward, retain and, in the case of new hires, attract executives in order to support our business strategy, achieve our short and long-term goals, and provide continued success for our customers, stockholders, employees and communities. We strive to pay competitively and appropriately based on individual performance and overall Company performance.

We target total direct compensation (consisting of base salary, annual cash incentives and long-term incentive grant values) for executives between the median and 75th percentile of our competitive peer group to reflect our executives’ past performance, our growth targets and the high cost of living in the geographic location of our headquarters.

Our named executive officers (“NEOs”) are the Chief Executive Officer (the “CEO”), the Chief Financial Officer (the “CFO”) and the three other executive officers who were the most highly compensated during our fiscal year, as listed in the Summary Compensation Table.

The Compensation Committee structures cash compensation for executives so that a significant portion is at-risk under the annual cash incentive plan, also known as the MIP. The MIP is payable based on business unit and overall Company performance. For our NEOs in fiscal year 2010, bonus opportunities ranged from 60% to 110% of annual base salary at target achievement with the proportion of at-risk compensation rising as an employee’s level of responsibility and influence on business-related outcomes increases. Actual bonuses may be earned from zero to two times the target amounts.

Moreover, we believe that a significant portion of total direct compensation should be tied to our stock performance so executives’ interests are closely aligned with those of stockholders. This provides incentives for our executives to work for long-term profitable growth that will ultimately enhance stockholder returns without exposing us to excessive risk. Accordingly, we require each executive to own a substantial amount of our stock. Currently, our equity compensation program is structured with stock option and restricted stock unit (“RSU”) grants vesting over three-or-more years so our executives’ interests are aligned with the longer term performance of our stock.

Role of the Compensation and Management Development Committee

The Compensation Committee oversees the development and administration of our executive compensation program, including the underlying philosophy and related policies, and provides advice to the Board on matters related to executive development, including leading the Board’s evaluation of CEO performance and approving succession plans for the CEO and other select executives.

The Compensation Committee determines all compensation for our executive group, which for fiscal year 2010 was comprised of our executive and non-executive officers and other executive-level employees who directly report to the CEO or whose base salaries were $300,000 or higher. In fiscal year 2010, this group comprised 16 individuals. The Compensation Committee’s responsibilities include reviewing and establishing base salaries and incentive opportunities, equity compensation, executive perquisites and any other form of compensation. The Compensation Committee also reviews our CEO’s compensation with the independent members of our Board. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits.

The Compensation Committee has, over the last five years, among other things, taken the following actions:

1)	Incorporated analytical tools such as tally sheets and walk-away analysis as part of its annual executive compensation review;

2)	In fiscal year 2010, held employee salaries (including those of the executives) at their 2009 levels and suspended participation in the Employee Stock Purchase Plan as part of our broad set of cost containment measures, which affected all worldwide employees;

3)	In February 2010, adopted new change-in-control agreements for use with newly-hired, appointed, promoted or demoted executives that do not provide for any excise tax restoration payments (please refer to related discussion under “—Potential Payments upon Termination or Change in Control”);

4)	Annually reviewed and actively discussed our succession plans;

5)	Created and executed a formal annual performance evaluation process for the CEO;

6)	Evaluated the provision of executive perquisites, and eliminated Company-paid non-business use of the fractionally-owned corporate aircraft and income tax gross-ups for imputed income on executive perquisites;

7)	Revised and approved new financial metrics and targets used in our stockholder-approved MIP;

8)	Increased the guideline amounts for direct equity holding for officers (most recently in fiscal year 2010, increased the holding guideline for the CEO from five times to six times base salary) to continue to discourage them from taking a short-term view of performance or exposing us to excessive risk;

9)	Approved and adopted a recoupment policy covering incentive compensation paid to executives (please refer to the related discussion under “—Other Compensation Policies—Recovery of Certain Payments”);

10)	Retained an external, independent legal advisor to the Compensation Committee, in addition to earlier retaining an external, independent compensation consultant to the Compensation Committee;

11)	Introduced RSUs to supplement stock options as part of regular ongoing long-term incentives to balance objectives for long-term stockholder value focus, ownership and retention; and

12)	Implemented an annual process to assess risks associated with the corporation’s compensation policies and programs (please refer to the related discussion under “—Relationship between Compensation Plans and Risk”).

Elements of Executive Compensation Program

The direct compensation of our executives is comprised of three principal elements: (1) base salary, (2) annual cash incentives and (3) long-term incentives, including equity awards. We also provide perquisites of relatively limited value for the convenience of our executives so that their time can be most effectively directly toward Company matters. The Compensation Committee, as part of its evaluation of the overall compensation of each NEO, reviews these elements individually and total compensation as a whole in the form of tally sheets and compares each against competitive compensation data. Our NEOs are employed at-will, without employment agreements or contractual severance protection other than pursuant to the Change-in-Control Agreements described below.

Base Salaries: Base salary for our executives is determined by the Compensation Committee based upon the following qualitative and quantitative factors:

•	Job level, responsibilities and experience,

•	Individual performance,

•	Competitive benchmarking and internal equitability, and

•	Our objective of targeting total direct compensation for our executives between the median and 75th percentile.

Base salaries are designed to contribute less to total direct compensation than our executives’ targeted at-risk compensation (i.e., cash incentive and equity pay). Generally, annual base salary increases, for all executives except the CEO, are based on the analysis provided by the Compensation Committee’s independent consultant and recommendations by the CEO to the Compensation Committee. Please refer to the discussion under “—Determining Executive Compensation—Base Salary” below for more information. The effective date of any increase in executives’ base salary is generally on or about January 1 of each year.

Annual Cash Incentives: The MIP provides short-term performance-based cash incentives to reward the achievement of corporate and/or specific business unit financial goals. The Compensation Committee, working with management, establishes performance goals for the MIP in the first quarter of the fiscal year when we have 12-month performance periods, and in the first and third quarters of the fiscal year when we have 6-month performance periods, as was the case in fiscal year 2010.

Under the MIP, the Compensation Committee (1) establishes the threshold performance goals that must be exceeded for a participant to receive any payout, (2) creates a formula or table for calculating a participant’s payout depending upon how actual performance compares to the pre-established performance goals and (3) certifies in writing that performance goals have been satisfied prior to any payment.

Business unit performance is primarily recognized in the annual cash incentives, while overall Company performance is recognized in long-term incentives and, to a lesser extent, in annual cash incentives.

Long-term Incentives, including Equity Awards: Annual equity and equity-based awards are provided to our executives under the stockholder-approved Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan (the “Second Amended Stock Plan”). Such long-term incentive awards are designed to reward stockholder value creation, align executives’ interests with those of the stockholders and retain outstanding talent, all at a reasonable cost to stockholders. The Compensation Committee’s policy is to grant equity awards only during open trading windows and to establish grant dates in advance, generally coinciding with the dates of the scheduled quarterly meetings of the Compensation Committee (please refer to the related discussion under “—Other Compensation Policies—Equity Grant Practices”). Our Second Amended Stock Plan also explicitly prohibits re-pricing of stock options without prior stockholder approval.

Executive long-term incentives are primarily awarded in the form of stock options and full-value awards (e.g., restricted stock awards or RSUs). The Compensation Committee continues to evaluate the role, effectiveness and retention value of different forms of equity awards in different economic times, monitors competitive equity practices and engages in active dialogue with its advisers and management. In fiscal year 2010, the Compensation Committee considered the possible use of performance-vested stock awards in future years. However, no performance-vested stock awards were granted because of concerns regarding multi-year goal setting in a period of significant macro-economic uncertainty.

Other Compensation and Perquisites: Our executives are eligible to participate in our nonqualified Deferred Compensation Plan (“DCP”). In addition to allowing our NEOs to defer portions of their compensation, the DCP allows us to make discretionary supplemental retirement contributions (“Company Supplemental Contributions”) beyond what we can contribute to participants’ 401(k) retirement accounts due to Internal Revenue Code limitations. Please refer to the narrative discussion following the Nonqualified Deferred Compensation Table in this Proxy Statement for more information about the DCP. The DCP is intended to promote retention by providing both for Company Supplemental Contributions and a tax-efficient long-term savings opportunity.

Our use of perquisites is limited. We believe that the perquisites we provide generally allow our executives to work more efficiently and, in the case of tax and financial counseling services, help them optimize the value received from our compensation and benefits programs. The costs of these perquisites constitute only a small percentage of the executives’ overall compensation (amounting to approximately three percent for the NEOs as a group in fiscal year 2010), and they are included in the tally sheets reviewed by the Compensation Committee.

The perquisites include the following: use of a Company-leased vehicle; reimbursement of expenses for financial and tax planning up to $6,500 per year (except for the CEO who has no limit); and reimbursement for annual medical examinations up to $4,000 per year.

We also permit executives to participate in compensation and benefit programs generally available to all other U.S. employees, such as:

•

Employee Incentive Plan (“EIP”). The EIP is a Company-wide incentive plan through which eligible employees may receive award payouts denominated in number of hours—from 0 hours to 120 hours (based on a 40-hour work week), with 60 hours being the annual target achievement level (please refer to the discussion under “—Non-Equity Incentive Plan Compensation” after the Grants of Plan-Based Awards Table). The performance targets under the EIP are the same as the performance targets at the total-Company level under the MIP;

•	Employee Stock Purchase Plan (although this was suspended in fiscal year 2010 as part of our broad set of cost containment measures);

•	401(k) Retirement Program; and

•	Medical, dental, supplemental life and disability insurance programs.

Total Direct Compensation: When we evaluate the elements of compensation of our executives in light of the competitive data, we group the elements into two categories:

•	Annual base salary plus non-equity incentive compensation (i.e., MIP and EIP, based on target participation levels for the fiscal year), the sum of which we call Total Cash Compensation (“TCC”).

•

TCC plus grant date fair values of long-term equity awards (e.g., stock options and full-value awards), the sum of which we call Total Direct Compensation (“TDC”). Other elements of NEO compensation (such as perquisites) are not included in our TDC formula but are reviewed and approved by the Compensation Committee.

Determining Executive Compensation

In determining executive compensation for fiscal year 2010, the Compensation Committee assessed our overall performance against pre-defined financial metrics, our stock-price performance, achievement of non-financial goals and peer and market performance. The Compensation Committee also reviewed management’s business plans and financial budgets and projections, including analyzing the difficulty of achieving them. Consistent with our executive compensation philosophy to base a substantial portion of executive compensation on achieving financial performance and business goals and to align executives’ interests with those of stockholders, the Compensation Committee strived to ensure that the incentive and equity compensation elements were appropriately weighted. The Compensation Committee reviewed each component of executive compensation and total compensation against the median and 75th percentile of our competitive peer group and principal survey sources to ensure that each pay component and total compensation fell within the parameters set by our executive compensation philosophy.

Before making decisions on compensation for each of the executives, the Compensation Committee reviews with our CEO each individual’s performance and accomplishments over the prior year. Except for his own position, the CEO makes recommendations to the Compensation Committee about base salary increases (not applicable in fiscal year 2010 as all employee salaries were frozen, with certain exceptions), any changes to the incentive plan target awards and the amount of equity awards for each executive. The Compensation Committee takes into account external market data and each executive’s performance, as well as internal equity within the Company. Additionally, the Compensation Committee considers the retention value of any existing unvested equity awards that each executive has prior to determining annual equity grants. The Compensation Committee meets in executive session with its independent advisors to develop and establish a proposal for CEO pay. This proposal is also reviewed with the other independent directors.

To review and evaluate CEO performance, the Compensation Committee and Board chairs gather evaluations from other non-employee directors and a number of the CEO’s direct reports, and a self assessment by the CEO. This information is reviewed by the full Board in executive session to provide a basis for determining CEO compensation as well as for providing constructive feedback to the CEO.

To independently assist and advise the Compensation Committee, the Compensation Committee retains FWC. Additionally, the Compensation Committee retains the services of WSGR to provide independent legal guidance on executive compensation matters. The engagement of FWC is exclusively with the Compensation Committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses.

Typically, on an annual basis, FWC reviews and analyzes our executive compensation program, compensation strategy and effectiveness of pay delivery. FWC provides market information on compensation trends and practices and makes recommendations to the Compensation Committee based on competitive data. FWC advises the Compensation Committee chair on agenda items for Compensation Committee meetings, reviews management proposals, and is available to perform special projects at the Compensation Committee chair’s request. FWC and WSGR also periodically provide the Compensation Committee with updates on regulatory and legislative developments pertaining to executive compensation and compensation committee governance. FWC provides analyses and recommendations that assist the Compensation Committee in making decisions, but does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with FWC and WSGR on program design changes, which for fiscal year 2010 included a competitive review of executive equity holding and ownership requirements, an evaluation of plan design alternatives under the MIP, and a discussion of performance-based long-term incentive awards.

Competitive Benchmarks: Typically, FWC annually evaluates and makes recommendations regarding the peer companies that we use for competitive comparisons of our executive and non-employee director compensation. Our peer group remains the same as what we used in fiscal year 2009, which consists of 16 companies selected objectively from our SEC industry classification comprised of other publicly traded medical, healthcare or scientific equipment manufacturing companies. Criteria for selecting our peer group from major labor and/or capital-market competitors are those that have (1) revenues and market-capitalization values that are roughly no more than four times and no less than one-third of ours; and (2) roughly similar growth and performance potential, as measured by the following metrics (computed over one-year and three-year periods): diluted earnings per share, earnings before interest and taxes (“EBIT”) growth, revenue growth and total shareholder return.

The peer group companies are as follows:

Advanced Medical Optics	Hospira	ResMed Inc.
Beckman Coulter	IDEXX Laboratories, Inc.	St. Jude Medical, Inc.
Becton Dickinson	Intuitive Surgical, Inc.	Stryker Corporation
C.R. Bard, Inc.	Inverness Medical Innovations	Thermo Fisher
Edwards Life Sciences LLC	Kinetic Concepts	Zimmer, Inc.
Hologic Inc.

Internal Pay Equity: The Compensation Committee considers internal pay equity when determining the CEO’s compensation. The following metrics were noted for the current and the two immediately prior fiscal years:

	Using “Target” Non-Equity Incentive Compensation Data
	Total Cash Compensation (1)		Total Direct Compensation (4)
Year	CEO vs. Second Highest Paid Executive (2)	CEO vs. Average NEO (3)	CEO vs. Second Highest Paid Executive (2)	CEO vs. Average NEO (3)
2010	1.68	2.24	1.97	2.70
2009	1.68	2.25	2.05	2.71
2008	1.60	2.14	2.02	2.78

	Using “Actual” Non-Equity Incentive Compensation Data
	Total Cash Compensation (5)		Total Direct Compensation (6)
Year	CEO vs. Second Highest Paid Executive (2)	CEO vs. Average NEO (3)	CEO vs. Second Highest Paid Executive (2)	CEO vs. Average NEO (3)
2010	1.73	2.31	1.97	2.70
2009	1.48	2.14	1.97	2.68
2008	1.64	2.28	1.99	2.76

(1)	Total Cash Compensation = Base Salary (reported in the Summary Compensation Table) + Non-equity Incentive Compensation (i.e., MIP and EIP, based on target participation levels for the stated fiscal year).

(2)	The “Second Highest Paid Executive” in fiscal years 2010, 2009 and 2008 was Mr. Wilson. The analyses excluded the special cash payments made to Mr. Wilson in each fiscal year as part of a $1.6 million total cash payment pursuant to his offer letter dated September 17, 2004 (reported in the “Bonus” column of the Summary Compensation Table).

(3)	“Average NEO” represents relevant compensation of the NEOs, excluding the CEO.

(4)	Total Direct Compensation = Total Cash Compensation (as described in footnote 1) and the grant date fair value of equity awards (reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table), excluding the 15,000 shares of restricted stock issued to Mr. Kluge in fiscal year 2008 in connection with his promotion to Corporate Senior Vice President.

(5)	Total Cash Compensation = Base Salary (reported in the Summary Compensation Table) + Non-equity Incentive Compensation (i.e., MIP and EIP based on actual amounts earned using data from the Summary Compensation Table).

(6)	Total Direct Compensation = Total Cash Compensation (as described in footnote 5) and the grant date fair value of equity awards (reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table), excluding the 15,000 shares of restricted stock issued to Mr. Kluge in fiscal year 2008 in connection with his promotion to Corporate Senior Vice President.

In connection with our cost containment efforts in fiscal year 2010, none of the NEOs received any base salary increase. Accordingly, their base salaries remained the same as the prior year. Effective on December 25, 2010 (the first pay cycle of calendar year 2011), the annual base salaries for our NEOs will increase as set forth below:

Name	2010 Base Salary (effective December 27, 2008)	2011 Base Salary (effective December 25, 2010)	% Increase
Timothy E. Guertin	$875,000	$924,963	5.7%
Elisha W. Finney	$520,000	$540,800	4.0%
Dow R. Wilson	$606,000	$630,240	4.0%
Robert H. Kluge	$412,000	$424,360	3.0%
John W. Kuo	$362,000	$378,290	4.5%

Compensation At-Risk

We believe that there should be a strong relationship between pay and performance (both financial results and stock price), and our executive compensation program reflects this belief. In particular, MIP and equity awards represent a significant portion of our executive compensation program, as shown by the chart below, and this variable compensation is considered “at-risk” as it is directly dependent upon the achievement of pre-established goals and stock price appreciation and performance:

•	Annual cash incentives—paid under the MIP and EIP—are intended to link executive rewards to Company and business unit performance upon achieving pre-determined short-term financial targets.

•

The exercise price of stock options granted under our equity incentive plans is equal to the fair market value of our common stock on the date of grant, so the options will yield value to the executive only if the stock price appreciates.

•

Full-value awards (in the form of RSUs) remain a minority component of the executive’s equity awards. The Compensation Committee believes that this element offers a strong retention component to our overall compensation program.

The following chart illustrates for each NEO the allocation of fiscal year 2010 target TDC between base salary, cash incentives and equity compensation elements. All elements, except base salary, are considered “at-risk”:

(1)	At-risk compensation.

(2)	Data from the “Salary” column of the Summary Compensation Table.

(3)	MIP and EIP are based on target participation levels for fiscal year 2010.

(4)	Data from the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table.

*	Graph excludes the cash payments made to Mr. Wilson in fiscal year 2010 totaling $106,696, as part of a $1.6 million total cash payment pursuant to his offer letter dated September 17, 2004 (reported in the “Bonus” column of the Summary Compensation Table).

We believe that long-term performance is the most important measure of our success, as we manage our operations and business affairs for the long-term benefit of our stockholders. Accordingly, not only is our executive compensation program weighted towards variable, at-risk pay, but we emphasize incentives that are dependent upon long-term corporate performance and stock price appreciation.

The following chart illustrates for each NEO the allocation of fiscal year 2010 target TDC between long-term incentives—stock options and RSUs—and short-term components—base salary, MIP and EIP:

Annual Cash Incentives: At the beginning of fiscal year 2010, the Compensation Committee approved changing the MIP and EIP from our typical 12-month performance period to two, equally-weighted 6-month performance periods. Six-month performance periods are atypical for us but the Compensation Committee considered various factors at the beginning of fiscal year 2010, such as the recession and uncertainties around the effect of pending healthcare legislation and their impact on our customers’ purchasing behaviors and the collective impact on our ability to forecast orders and sales. It determined to create performance measures unique to each 6-month performance period, the intent of which were to enable our executives and employees to drive the Company in a manner that would allow it to weather the economic climate and emerge from fiscal year 2010 poised for renewed growth.

The performance measures for the first-half period were approved in November 2009 and were based on EBIT growth (50% weight) and return on sales (“ROS”) (50% weight). EBIT growth has been a traditional measure and is closely followed by our investors. As to ROS, the Compensation Committee determined that it was appropriate to equally balance our growth metric (i.e., EBIT) with an operational efficiency metric (i.e., ROS) to focus on costs and margin in as volatile economic environment.

For the second half period, the Compensation Committee decided in April 2010 to return to using one “bottom-line” growth measure—EBIT growth (50% weight) and paired it with the same two “top-line” (i.e., financial measures before any costs and expenses are considered) growth measures that we used in prior years—revenue growth (25% weight) and net orders (25% weight) growth. The Compensation Committee felt that it was important for us to continue to focus on profit and earnings, but that the remaining emphasis should return to obtaining orders for and completing the sale of our products in the second half of the fiscal year. Because of the relative weighting of the “top-line” measures to the “bottom-line” measure and because EBIT growth can be partially dependent upon revenue growth, the selection and design of the performance measures and weightings required strong results in both categories in order to attain an above-target payout.

In connection with establishing performance incentive targets as well as threshold and maximum goals for the two half-year periods in fiscal year 2010, the Compensation Committee first reviewed and discussed with both management and the full Board our business plan and its key underlying assumptions, expectations and uncertainties under existing and anticipated market conditions, and the opportunity to generate stockholder value.

The Compensation Committee attempted to set the targets and threshold-to-maximum goals for the two half-year periods in fiscal year 2010 such that the relative difficulty of achieving each was consistent with prior years.

For each of the performance measures under the MIP, specific targets or “factors” were set at the total-Company level and for our two largest business units, Oncology Systems and X-ray Products. The fiscal year 2010 performance goals for the two 6-month performance periods under the MIP are shown below:

	Performance Level
	Threshold (or Minimum Performance) (2)	Target (100% achievement) (3)	Maximum Performance
First-Half Fiscal Year 2010
EBIT Growth/(Decline) (1)	(7.2%)	2.6%	16.3%
Return on Sales (1)	18.8%	20.8%	23.6%

Second-Half Fiscal Year 2010
EBIT Growth (1)	1.5%	7.9%	18.4%
Revenue Growth (1)	2.1%	9.7%	15.8%
Net Orders Growth (1)	2.5%	8.5%	19.5%

(1)	Comparison against actual results from the same period in prior year at the total-Company level.

(2)	Any achievement at or below threshold performance would result in zero MIP payout.

(3)	Target growth rates for EBIT and revenue are generally in line with the fiscal year 2010 financial outlook for the respective period.

Under both 6-month MIP performance periods in fiscal year 2010, the Compensation Committee excluded the following items from the calculations of EBIT, revenue and ROS achievement levels:

•	Results from acquisitions made during the performance period, if any;

•	Performance associated with discontinued operations; and

•

The following one-time non-recurring charges to the extent each individual item is greater than 1% of pre-tax operating income: any single legal contingent liability or settlement with third parties, restructuring charges relating to acquisitions made during the prior year, reverse divestures, all (external and incremental) transaction costs associated with acquisitions during the performance period, new accounting pronouncements requiring companies to restate prior and/or current year financial statements, impairment charges associated with goodwill, long-lived assets and investments, and costs (net of savings) associated with unplanned reductions in force.

MIP payouts may not necessarily be linear from threshold-to-target levels and from target-to-maximum levels. The slopes of each curve and the placements of the inflection points were uniquely designed to take into account the varying degrees of difficulty to achieve the results. In order to attain any payout under the MIP in fiscal year 2010, with the exception of the EBIT level in the first-half period, we must have achieved growth over comparable periods in fiscal year 2009. The EBIT threshold in the first-half period was 7.2% below first-half fiscal year 2009 EBIT. Payouts within the range of 85% to 115% achievement were designed to broadly align to the range of our fiscal year 2010 financial outlook that we provided in our October 29, 2009 and April 28, 2010 earnings press releases. Payouts between the 0% to 85% achievement range and between the 115% to 200% achievement range generally carried a steeper slope than payouts in the 85% to 115% achievement range. The steeper slope in the 0% to 85% achievement range was intended to drive performance above the 85% level and to meet or exceed our financial outlook. The steeper slope in the 115% to 200% achievement range was intended to reward for performance that was considered difficult to very difficult to achieve.

The Compensation Committee assigned each of our executives a performance-based target incentive at the beginning of the fiscal year, expressed as a percentage of his or her base salary. The target incentives were established after evaluating job responsibilities, pay equity among the executive group and competitive market data of TCC. For our NEOs, the Compensation Committee determined that their then-current target participation levels under the MIP were appropriate and acceptable and therefore made no changes in fiscal year 2010.

The weighting of performance goals associated with our financial performance and that of our individual business units under the MIP for each of the 6-month performance periods in fiscal year 2010—which we call “performance factors” —were as follows:

Name	Total-Company	Oncology Systems (business unit)	X-ray Products (business unit)
Timothy E. Guertin	100%
Elisha W. Finney	100%
Dow R. Wilson	50%	50%
Robert H. Kluge	50%		50%
John W. Kuo	100%

The payout formulae under each of the MIP’s 6-month performance periods were as follows:

•	For Mr. Guertin (who has management oversight of the entire Company), Ms. Finney and Mr. Kuo (each of whom has management oversight of the entire Company for his or her functional areas):

•

50% of annualized base salary as of fiscal year-end times the annual target participation level (expressed as a % of base salary) times (weight of each total-Company performance factor times achievement against that performance factor).

•	For Mr. Wilson (who oversees the Oncology Systems business unit):

•

50% of annualized base salary as of fiscal year-end times the annual target participation level (expressed as a % of base salary) times [(weight of each total-Company performance factor times achievement against that total-Company performance factor) plus (weight of each business unit performance factor times achievement against that business unit performance factor)].

•	For Mr. Kluge (who oversees the X-ray Products business unit):

•

50% of annualized base salary as of fiscal year-end times the annual target participation level (expressed as a % of base salary) times [(weight of each total-Company performance factor times achievement against that total-Company performance factor) plus (weight of each business unit performance factor times achievement against that business unit performance factor)].

Target and actual payouts in fiscal year 2010 under the MIP for our NEOs were as follows:

Name	Target Participation Level (% of Base Salary) (1)	Threshold Payout (1)	Maximum Payout — 200% of target (1) (2)	Target Payment (if 100% target performance achieved) (1)	Fiscal Year 2010 Payment (based on actual performance) (1)
Timothy E. Guertin	110%	$0	$1,925,000	$962,500	$1,343,825
Elisha W. Finney	80%	$0	$832,000	$416,000	$580,809
Dow R. Wilson	80%	$0	$969,600	$484,800	$671,775
Robert H. Kluge	60%	$0	$494,400	$247,200	$368,196
John W. Kuo	60%	$0	$434,400	$217,200	$303,269

(1)	Represents the sum of the two, equally-weighted, 6-month performance periods under the MIP in fiscal year 2010.

(2)	The maximum award under the MIP to an individual in fiscal year 2010 was twice their target participation level. Under no circumstance can a payout to an individual under the MIP exceed $3 million.

In its sole discretion, the Compensation Committee has the authority to reduce or eliminate the amount of incentive otherwise payable to an executive. The Compensation Committee did not exercise this authority with respect to the half-year MIP payouts in fiscal year 2010.

Achievement against Target Levels (expressed in %):	FY 2006	FY 2007	FY 2008	FY 2009	H1 2010	H2 2010
Total-Company	84%	88%	195%	76%	166%	113%
EBIT Growth (Target):	16.30%	13.70%	13.40%	11.60%	2.60%	7.90%
EBIT Growth (Achieved):	14.70%	12.20%	24.00%	13.10%	15.20%	10.50%
Revenue Growth (Target)*:		13.20%	10.50%	11.40%		9.70%
Revenue Growth (Achieved)*:		11.20%	17.90%	7.00%		6.80%
Net Orders Growth (Target)*:		11.10%	9.10%	12.40%		8.50%
Net Orders Growth (Achieved)*:		14.00%	14.50%	3.40%		13.20%
Return on Sales (Target)**:					20.80%
Return on Sales (Achieved)**:					22.60%

Oncology Systems	60%	0%	200%	122%	193%	82%
EBIT Growth (Target):	17.00%	13.60%	10.20%	10.20%	4.60%	3.20%
EBIT Growth (Achieved):	13.60%	7.10%	21.00%	17.10%	18.60%	0.40%
Revenue Growth (Target)*:		12.60%	7.70%	9.80%		5.00%
Revenue Growth (Achieved)*:		7.80%	16.10%	7.50%		1.30%
Net Orders Growth (Target)*:		10.90%	8.00%	9.00%		6.00%
Net Orders Growth (Achieved)*:		6.60%	14.30%	1.10%		13.10%
Return on Sales (Target)**:					22.70%
Return on Sales (Achieved)**:					24.90%

X-ray Products	200%	163%	144%	42%	127%	189%
EBIT Growth (Target):	11.90%	11.50%	15.20%	18.80%	13.40%	15.00%
EBIT Growth (Achieved):	24.80%	35.10%	20.70%	11.30%	28.50%	53.40%
Revenue Growth (Target)*:		11.30%	14.00%	16.40%		19.00%
Revenue Growth (Achieved)*:		12.80%	18.60%	8.70%		31.20%
Net Orders Growth (Target)*:		11.50%	13.70%	12.80%		10.20%
Net Orders Growth (Achieved)*:		12.60%	23.50%	0.70%		20.00%
Return on Sales (Target)**:					23.00%
Return on Sales (Achieved)**:					24.00%

*	Performance goal for fiscal years 2007, 2008 and 2009 and second-half fiscal year 2010 only.

**	Performance goal for first-half fiscal year 2010 only.

Our performance targets in fiscal year 2010, as compared to prior years, were slightly lower largely due to the recession and uncertainties around the effect of pending healthcare legislation which could have impacted our customers’ ability and willingness to purchase healthcare equipment. When setting our targets for EBIT growth rates in fiscal year 2010, we also considered the importance of continued investment in research and development for new products in order to grow our future revenue stream (e.g., we launched an innovative new line of accelerators, TrueBeamTM, in the second half of fiscal year 2010).

The following graph shows the correlation between the total-Company achievement against MIP targets for each of the last five fiscal years and our stock price at the end of the fiscal year:

In November 2010, the Compensation Committee approved new thresholds, targets and maximums applicable to the performance goals under the MIP for fiscal year 2011. In addition, the Compensation Committee added a new individual performance component to the MIP. Payments under the MIP to our executive officers (which includes all of our NEOs) are intended to comply with the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code. For fiscal year 2011, the Compensation Committee established a pool of funds equal to one and one-quarter percent (1.25%) of fiscal year 2011 EBIT (the “MIP Bonus Pool”) to be available for annual cash incentives under the MIP to this group. The Compensation Committee has discretion to pay each of these executive officers less than their corresponding maximum share of the MIP Bonus Pool, which is the lesser of two times the target participation level of each executive officer under the MIP or a specified percentage of the MIP Bonus Pool. Such discretion will be exercised by the Compensation Committee for fiscal year 2011 based on the following performance goals (the “Performance Goals”): EBIT growth (40% weight), revenue growth (20% weight), net orders growth (20% weight), and the executive’s individual performance relative to specific qualitative goals (20% weight). In addition, the Compensation Committee retains the discretion to further reduce payouts based on any other factors determined by the Compensation Committee in its sole discretion. The Compensation Committee believes that the Performance Goals for fiscal year 2011 are realistically possible to achieve, but will not be easily achieved. For our NEOs, the split of the financial Performance Goals between total-Company performance and business unit performance under the MIP for fiscal year 2011 will be as follows: for Mr. Guertin, Ms. Finney and Mr. Kuo, their financial Performance Goals will be based 100% on total-Company performance; and for Mr. Wilson and Mr. Kluge, their financial Performance Goals will be based 50% on total-Company performance and 50% on the performance of their respective business units.

Set forth below are payout levels for each executive if the target and maximum levels under the MIP for fiscal year 2011 are achieved:

	Target	Maximum (the lesser of the following)
Name	As a % of Base Salary	As a % of Base Salary	As a % of MIP Bonus Pool
Timothy E. Guertin	115%	230%	40%
Elisha W. Finney	80%	160%	16%
Dow R. Wilson	80%	160%	19%
Robert H. Kluge	65%	130%	10%
John W. Kuo	60%	120%	9%

Any achievement at or below threshold performance would result in no MIP payout.

Long-Term Incentives: Annually, the Compensation Committee reviews the prevalence of the different grant types and equity award mixes among our peers, and the number of shares that are available for grant under our Second Amended Stock Plan.

In November 2009, the Compensation Committee approved two new provisions for prospective RSU grants, as follows: (a) unvested RSUs accelerate upon a participant’s death; and (b) the addition of a “retirement vesting” clause—mirroring what we have in our non-qualified stock options agreement—whereby, if a participant retires within one year of the award’s grant date, we vest a prorated number of RSUs based on the number of days the participant remained an active employee calculated from the date of the grant to the date the participant retired. The “prorated” RSUs continue to be settled according to the original vesting schedule as specified in the grant agreement. If an employee retires one year or more after the award’s grant date, all of the unvested RSUs of that grant vest and continue to be settled according to the original vesting schedule in the grant agreement. “Retirement” in the equity award grant agreements is defined as 55 years old with 10 or more years of service, or 65 years old. Prior to November 2009, our restricted stock and RSU agreements required that the participant forfeit all the unvested shares as of the participant’s termination date regardless of the reason for termination and the restricted stock agreement retains the provision.

The proportions of the annual equity awards granted to our executives in fiscal year 2010 were approximately 66-2/3% stock options and 33-1/3 % RSUs. The RSUs granted in May 2010 vest annually over a three-year period, subject to continued service or retirement. The first 33-1/3% of the stock options vest at 12 months from the grant date (May 2010) and the remainder vest monthly during the following 24-month period, subject to continued service or retirement.

In determining the appropriate equity grants, the Compensation Committee reviews our share usage based on several methodologies: (1) the annual share usage, both gross and net of forfeitures (“run rate”), (2) potential dilution as a percentage of fully diluted shares outstanding (“overhang”), and (3) the aggregate expense of grants as a percent of total Company market capitalization, both gross and net of forfeitures—the Shareholder Value Transfer Rate (“SVT”)—and compares all three of these rates to competitive practices of our peer group. Although the Compensation Committee mainly relies on SVT-related analyses in connection with examining prior year grant levels (in terms of the raw number of shares granted) to determine overall grant size, it continues to review our share usage relative to run rate and overhang of peers. While it is difficult to make fair comparisons of equity grants between companies because of their different capital structures and different business particulars, the Compensation Committee believes that these measurements need to be taken into account in order to ensure that our equity grant practices remain competitive with our peer group. At the time we determined our May 2010 equity awards, FWC advised the Compensation Committee that as of the end of our fiscal year 2009 when compared against calendar-year 2009 peer group data, our gross share usage run rate was below the 25th percentile of our peer group and our gross SVT was slightly below the median of our peer group. As of July 2, 2010 (shortly after our May 2010 equity awards and three quarters into our fiscal year 2010), our gross and net share usage run rates were slightly above the 25th percentile of our peer group and our gross and net SVT were around the median of our peer group. Additionally, as of July 2, 2010, our overhang from outstanding grants was between the median and the 75th percentile of our peer group; however, if unused shares that were available for new grants were included in the calculation (i.e., looking at “potential” possible dilution), our overhang would be at the 75th percentile of our peer group.

Additionally, the Compensation Committee reviews the competitive three-year average allocation of SVT to each peer’s top-five NEOs at the median and 75th percentile. Based on this data, competitive grant values, relative pay equity considerations against other senior positions within the Company and individual performance, the Compensation Committee determines the annual equity grants. For fiscal year 2010, with the exception of Mr. Wilson, the Compensation Committee approved equity awards that are equivalent to the same number of “option-equivalent” shares (with one RSU counting as the equivalent of three stock option shares) to the NEOs as in fiscal year 2009. The Compensation Committee approved a special one-time equity award of 3,500 RSUs to Mr. Wilson in May 2010 in addition to his regular annual equity grant after taking into consideration his equity holding position and the importance of retaining him. By maintaining the number of option-equivalent shares issued in May 2010 (when the stock price on grant date was $52.83) roughly equal to that of the last grant cycle in February 2009 (when the stock price on the grant date was quite a bit lower at $37.17), we raised the SVT value of each equity award to our executives and employees.

Total Direct Compensation: In fiscal year 2010, the TDC (consisting of total target cash compensation and target grant value of long-term equity awards) of all of our NEOs was between the median and 75th percentile of our competitive peer group.

Other Compensation Policies

Supplemental Retirement Contributions: In order to make retirement contributions that we could not contribute to eligible participants’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations, we make Company Supplemental Contributions to our executives, including the NEOs, and other highly compensated employees in the U.S. that are calculated based on a pre-established formula. Please refer to the narrative discussion following the Nonqualified Deferred Compensation Table in this Proxy Statement for more information about the Company Supplemental Contributions. We believe this to be a competitive offering and necessary to attract and retain high-quality executives. Because an element of these contributions reflects cash incentive compensation (i.e., actual awards under the MIP and EIP), Company Supplemental Contributions partially reflect the individuals’ achievement of performance goals.

Stock Ownership Guidelines: In May 2000, the Compensation Committee adopted the Varian Medical Systems Executive Stock Ownership Program (the “Stock Ownership Program”) to further align the interests of our officers with those of our other stockholders. The stock ownership levels are based on the value of our stock as multiples of base pay (i.e., number of shares multiplied by price per share divided by base salary) and have been revised upward since initial adoption (including in fiscal year 2010 to raise the ownership level for the CEO from five times to six times). The multiples are set based upon each officer’s position, as follows:

Position	Stock Ownership as a Multiple of Current Base Salary
CEO	6x
Next four most highly compensated executive officers	3x
All other executive officers and non-executive officers	2x

Under this program, stock ownership includes stock owned by the officers, unvested restricted stock and RSUs, earned and vested performance shares (if any), as well as stock they individually hold in their 401(k) retirement accounts and shares purchased and held under the Employee Stock Purchase Plan. Unexercised stock options are not included for purposes of determining stock ownership under this program.

Ownership levels are to be achieved within the later of: (i) five years of first becoming an officer, (ii) three years of an amendment to the ownership levels with respect to increased levels (our last one being in August 2010 for the CEO), or (iii) three years of the date that the new ownership levels apply to such individual due to a change in position or becoming an NEO. One-third of the ownership level is to be achieved within two-and-one-half years after an individual becomes subject to the ownership level. Officers who have not yet reached their guideline levels are encouraged, but not required, to retain 25% of the net after-tax profit shares obtained from stock option exercises until the ownership guideline levels are met. Other than this, we currently do not require our officers to hold the stock obtained from exercising stock options or their restricted stock and RSU awards after they are vested. Under our insider trading policy, purchases on margin and the buying and selling of puts and calls of VMS securities, while not legally prohibited, are discouraged and require advance consultation with our legal department.

As of the end of fiscal year 2010, our CEO and all of the other executive officers and non-executive officers met the guidelines as set forth in the Stock Ownership Program.

Tax Deductibility: U.S. tax law does not let us deduct from our federal taxable income certain compensation paid to the CEO and the next three most highly compensated executive officers (other than our CFO) at the end of the fiscal year that is not performance-based and which exceeds $1 million. As a result of stockholder approval of the MIP and the Second Amended Stock Plan, all performance-based awards under the plans are eligible for full tax deductibility by us subject to compliance with Section 162(m) of the Internal Revenue Code. The Compensation Committee believes that our interests are best served in certain circumstances by providing compensation that is not performance-based (such as salary, time-vested restricted stock or RSUs, perquisites and special cash incentives), which may be subject to the $1 million annual deductibility limitation under U.S. tax law.

Equity Grant Practices: The Compensation Committee grants equity awards (primarily stock options, restricted stock and RSUs to date) to selected newly hired individuals on the date of the first regularly scheduled quarterly meeting of the Compensation Committee following their date of hire. Annual grants of equity awards to eligible employees have historically been granted each year on the date of the November meeting of the Compensation Committee. In fiscal year 2008, the Compensation Committee moved our annual equity grants from November to February to better align the equity award decision with our January focal performance review process that is in place for the majority of our global employee population. For fiscal year 2010, as part of our cost containment efforts, we further moved our annual equity grants from February to May. We do not expect that the next annual equity grant will be earlier than May 2011. Any other special grants to continuing employees, such as for promotions or retention purposes, are granted on the date of the first regularly scheduled quarterly meeting of the Compensation Committee following the date on which the related event occurred.

Regularly scheduled quarterly Compensation Committee meetings are typically held on the second Friday of November, February and May, and on the first Friday of August, and are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or the release of other material non-public information by us. However, if on any date of grant our trading “blackout” is in effect or if our management knows of material, non-public information about us, any equity awards to be made will be granted effective as of the close of the business day after the “blackout” expires, or the close of the second business day after the public release of the material, non-public information, as applicable. Our “blackout” period lasts approximately nine weeks of each quarter and typically begins on the first business day of the third month of each fiscal quarter and ends two full business days after our quarterly earnings press release.

The grant price of any award of stock options is the closing price of our common stock on the NYSE on the date of grant. If the date of grant falls on a day that the stock market is closed, then the grant price is the closing price of our stock on the next trading date. Our Second Amended Stock Plan explicitly prohibits the re-pricing of stock options without prior stockholder approval.

The Compensation Committee and the full Board review these policies periodically.

Recoupment of Certain Payments: In November 2008, the Board adopted a formal policy to recover certain incentive payments if we are required to restate our financial statements as a result of an executive officer engaging in misconduct or other violations of our Code of Business Ethics that caused or partially caused the restatement. In the event of a restatement of incorrect financial results, the Board will review the conduct of the executive officer in relation to the restatement. If the Board determines that an executive officer has engaged in misconduct or other violations of our Code of Business Ethics, the Board would, in its discretion, take appropriate action to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. For purposes of this policy, the term “executive officer” means executive officer as defined under the Exchange Act. Such action by the Board would be in addition to any other actions the Board or we may take under our policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities. Provisions reflecting this recoupment policy were accordingly added to our MIP, EIP and Second Amended Stock Plan.

Under our current stock option agreements, in the event an employee commences employment with a company that competes with us in any of our businesses, we may, in our sole discretion, terminate the stock option agreement, including the vesting of any options or other grants which remain unvested as of the date the employee commences employment with the competitive company.

Change-in-Control Agreements

As explained in greater detail under “—Potential Payments upon Termination or Change in Control,” we currently have change-in-control agreements with 12 executives, including our NEOs. We entered into these agreements in order to attract and retain high-quality executives and to ensure that executives who might be involved in acquisition or merger discussions with another entity make the best decisions for us and our stockholders and are not unduly biased by the impact of such an action on their personal situations. These agreements do not influence our decisions surrounding the executive’s cash and equity compensation.

The change-in-control agreements are intended to provide an appropriate level of compensation for a specified time interval for executives who would likely be involved in activities regarding a change in control and are personally at risk for job loss in the event of a change in control. Our change-in-control agreements are “double-trigger” agreements, meaning that there must be a change in control event and to receive benefits under the agreement, the executive: (1) must be terminated by us or the successor company without cause within a specified time interval following a change in control, or (2) the executive must terminate employment for good reason, as defined in the agreements, within a specified time interval following a change in control. For more information about the agreements as well as a tabular summary of the potential payments that may be made to our NEOs, please refer to “—Potential Payments upon Termination or Change in Control.”

In fiscal year 2010, the Compensation Committee approved for future use new forms of change-in-control agreements that eliminate the tax restoration payment associated with excise taxes imposed by Section 280G of the Internal Revenue Code, but incorporate a “best results” provision whereby the executive’s actual change-in-control payment will be reduced to $1 below the threshold imposed under Section 280G (i.e., thereby not triggering excise tax) if the change-in-control payment after the imposition of the excise tax would otherwise result in a lesser amount. The new forms of change-in-control agreement will be provided to the appropriate newly hired, appointed, promoted or demoted executives.

Potential Adjustments to Programs and Practices in Fiscal Year 2011

Since we have not prior to this Annual Meeting conducted an Advisory Vote on Compensation, the Compensation Committee has not formally considered the input of our stockholders on executive compensation. Because the Compensation Committee values the opinions expressed by our stockholders, however, the Compensation Committee will consider the outcome of this year’s and future votes when making compensation decisions for the NEOs.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Varian Medical Systems, Inc. (the “Company”) has reviewed and discussed with management the “Compensation Discussion and Analysis” section of the Proxy Statement for the 2011 Annual Meeting of Stockholders. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders and Annual Report on Form 10-K.

R. Andrew Eckert (Chairman)

Susan L. Bostrom

David W. Martin, Jr.

Ruediger Naumann-Etienne

Relationship between Compensation Plans and Risk

In fiscal year 2010, the Compensation Committee and management conducted a comprehensive review of our compensation programs, including executive compensation and major broad-based compensation programs in which employees at various levels of the organization participate. The goal of this review was to assess whether any of our compensation programs, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse effect on us.

The Compensation Committee and management reviewed an inventory of our variable pay and sales commission plans and considered the number of participants in each plan, the participant’s level within the organization, the target and maximum payment potential, the performance metrics under each plan and associated targets, and the type and mechanics of the plan and its purpose. The Compensation Committee concluded that none of the broad-based programs (base salary, spot bonuses, traditional sales commission or variable incentive arrangements) that extend to regular employees would likely encourage unnecessary or excessive risks.

The Compensation Committee and management also assessed the risks those plans that were identified as having the potential to deliver a material amount of compensation to the executives, which were the annual and long-term incentive plans—MIP and Second Amended Stock Plan, respectively—that are described earlier in “—Compensation Discussion and Analysis.” The risk assessment included, but was not limited to, analyzing the following items:

•	Whether there was effective balance in the plans (e.g., cash and equity mix, short- and long-term performance focus, etc.);

•

Whether the performance goals contained in the plans were balanced (e.g., between corporate and business unit goals) and potential payments were reasonable based on potential achievement of those goals at the threshold, target, and maximum levels;

•	When applicable, whether the relationship between performance objectives under the MIP were consistent with our stockholders’ interests as well as the objectives of our long-term incentives;

•	Whether the plans contained appropriate caps on individual awards and aggregate payments; and

•	Whether we had adopted meaningful risk mitigants, including ownership guidelines, claw-backs, and independent Compensation Committee oversight, relative to the plans.

The Compensation Committee concluded that none of these plans would likely encourage unnecessary or excessive risks. The Compensation Committee and management also concluded that our executive compensation risk profile was reasonable, and our strategy and programs do not pose a material risk due to a variety of mitigating factors. These factors include:

•

The Compensation Committee’s sole power to set short-term performance objectives for our annual incentive plans—MIP and EIP. These objectives have historically been EBIT and other operating financial goals, which the Compensation Committee believes are appropriately correlated with stockholder value;

•	The use of equity awards to foster employee retention and align our executive’s interests with those of our stockholders;

•	Making a greater portion of incentive awards under the long-term incentive program compared to annual incentive plans, creating a greater focus on sustained company performance over time;

•

The use of two distinct long-term incentive vehicles—RSUs and stock options—that vest over a number of years, thereby providing strong incentives for sustained operational and financial performance balanced with growing total shareholder return;

•	Capping potential payouts under the annual incentive plans—MIP and EIP—to 200% achievement in order to eliminate the potential for any windfalls;

•

Compensation Committee discretion to adjust downward payouts under the MIP to reflect the core operating performance of our business, but prohibit discretion for payouts above actual achievement levels;

•

A recoupment policy that allows us to recover cash and equity compensation of senior executives in the case of material restatement of financial results due to the individual engaging in misconduct or other violations of our Code of Business Ethics that caused or partially caused the restatement;

•	Stock ownership guidelines for senior executives, monitored by the Compensation Committee, that encourage alignment with stockholder interests over the long term; and

•	A broad array of competitive health and welfare benefit programs that offer employees and executives an opportunity to build meaningful retirement assets and benefit protections.

As a result of this review, both the Compensation Committee and management concluded that our compensation policies and practices for our employees are structured so as not to encourage excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table sets forth, together with certain other information, the compensation earned during fiscal years 2010, 2009 and 2008 by our NEOs.

Name and Principal Position	Fiscal Year	Salary ($)			Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)		Change in Pensions Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)			Total ($)
Timothy E. Guertin	2010		$875,005			—		$1,761,035		$3,522,200		$1,379,077	—		$165,556			$7,702,872
President and Chief Executive Officer	2009		$864,238			—		$1,239,025		$2,537,200		$753,417	—		$131,107			$5,524,987
	2008		$825,594			—		$1,315,250		$3,354,953		$1,675,731	—		$208,159			$7,379,686

Elisha W. Finney	2010		$520,000			—		$587,047		$1,278,393		$601,759	—		$102,749			$3,089,948
Corporate Senior Vice President, Finance and Chief Financial Officer	2009 2008	$ $	513,280 489,650			— —	$ $	413,033 420,880	$ $	902,471 1,246,544	$ $	328,754 800,336	— —	$ $	80,891 104,828		$ $	2,238,429 3,062,238

Dow R. Wilson	2010		$606,008			$106,696		$918,661		$1,597,996		$696,190	—		$101,105			$4,026,656
Corporate Executive Vice President and President, Oncology Systems	2009 2008	$ $	599,008 574,632		$ $	319,992 319,992	$ $	516,254 526,100	$ $	1,128,092 1,558,181	$ $	493,569 949,171	— —	$ $	112,834 145,576		$ $	3,169,750 4,073,652

Robert H. Kluge	2010		$412,048			—		$587,047		$1,174,073		$384,797	—		$74,448			$2,632,412
Corporate Senior Vice President and President, X-ray Products	2009 2008	$ $	406,658 387,982			— —	$ $	413,033 1,131,115	$ $	845,738 902,109	$ $	155,584 420,676	— —	$ $	59,752 85,521		$ $	1,880,764 2,927,404

John W. Kuo	2010		$362,024	(5)		—		$352,218		$767,032		$317,855	—		$69,168	(6)		$1,868,296	(6)
Corporate Vice President, General Counsel and Secretary	2009 2008	$ $	357,446 340,988			— —	$ $	247,812 263,050	$ $	541,480 738,086	$ $	173,651 423,200	— —	$ $	86,988 69,422		$ $	1,407,378 1,834,746

(1)	This column represents the aggregate grant date fair value of restricted stock and restricted stock unit awards granted to the NEO during each fiscal year, computed in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation—Stock Compensation” (“ASC 718”). The fair value is determined using the closing price on the grant date multiplied by the number of shares subject to the grant. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs. Please also refer to the Grants of Plan-Based Awards Table for information on awards made in fiscal year 2010.

(2)	This column represents the aggregate grant date fair value of stock option awards granted to the NEO during each fiscal year, computed in accordance with ASC 718, using the assumptions listed below for the applicable fiscal year:

For Mr. Guertin and Mr. Kluge:	2010	2009	2008
Expected term (in years)	4.38	4.28	4.29
Risk-free interest rate	1.8%	1.7%	2.5%
Expected volatility	37.7%	39.7%	29.8%
Expected dividend yield	—	—	—
Weighted average fair value at grant date	$17.61	$12.69	$14.91

For Ms. Finney, Mr. Wilson and Mr. Kuo:	2010	2009	2008
Expected term (in years)	5.19	5.05	5.06
Risk-free interest rate	2.1%	1.9%	2.7%
Expected volatility	36.9%	38.4%	29.5%
Expected dividend yield	—	—	—
Weighted average fair value at grant date	$19.18	$13.54	$16.40

For more information on the determination of valuation assumptions we used with respect to stock option awards, refer to the note on Employee Stock Plans in the notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year in which the stock option was awarded. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs. Please also refer to the Grants of Plan-Based Awards Table for information on awards made in fiscal year 2010.

(3)	This column represents annual cash incentives paid under the MIP and EIP as follows:

	MIP (First-half fiscal year 2010)	MIP (Second-half fiscal year 2010)	EIP (First-half fiscal year 2010)	EIP (Second-half fiscal year 2010)
Timothy E. Guertin	$799,191	$544,633	$20,950	$14,303
Elisha W. Finney	$345,415	$235,394	$12,450	$8,500
Dow R. Wilson	$434,750	$237,025	$14,509	$9,906
Robert H. Kluge	$181,172	$187,024	$9,865	$6,735
John W. Kuo	$180,359	$122,911	$8,668	$5,918

Amounts include the incentive payments deferred under the DCP. Please refer to the Grant of Plan-Based Awards Table and the Nonqualified Deferred Compensation Table below for more information.

(4)	Set forth in the table below are the material components of the “All Other Compensation” column for fiscal year 2010. In addition, Ms. Finney purchased her Company car in fiscal year 2010, which purchase had no incremental cost to us.

	Company Contributions to 401(k)	Company Supplemental Contributions Under the Deferred Compensation Plan (A)	Perquisites
			Car Usage and Related Expenses	Financial/Tax Counseling and Annual Medical Exams	Other (B)
Timothy E. Guertin	$14,700	$120,545	$28,277	—	$2,033
Elisha W. Finney	$14,700	$52,606	$26,440	$4,041	$4,962
Dow R. Wilson	$13,984	$63,431	$21,834	—	$1,800
Robert H. Kluge	$14,048	$33,108	$23,958	$2,500	$833
John W. Kuo	$14,700	$26,091	$21,768	$5,709	$900

(A)	Amounts represent an estimate of the Company Supplemental Contributions under the DCP for 2010, which will be made in January 2011. The estimate is calculated based on the portion of the executive’s eligible cash compensation (determined by the sum of his or her calendar year 2010 base salary through December 31, 2010 and the actual fiscal year 2010 cash incentive payout under the MIP and EIP) that exceeded the compensation limit imposed by Section 401(a)(17) of the Internal Revenue Code ($245,000 for 2010).

(B)	For Mr. Guertin, the amount represents Company match of charitable contributions made by Mr. Guertin and incremental cost for a roundtrip flight on the fractionally-owned corporate aircraft for his spouse. For the other named executives, the amount consists of Company match of charitable contributions made by the NEO and, in the cases of Mr. Wilson and Mr. Kluge, gift cards.

(5)	Amount includes salary deferred under the DCP. Please refer to the Nonqualified Deferred Compensation Table below for more information.

(6)	Fiscal year 2009 amounts for Mr. Kuo have been adjusted from last year’s proxy statement to reduce the amount applicable to tax gross-ups under the Executive Car Program by $1,126. The last instance of providing tax gross-ups under the Executive Car Program was in fiscal year 2009.

Grants of Plan-Based Awards for 2010

The following table provides information on stock options, RSUs and cash-based performance awards granted in fiscal year 2010 to each of our NEOs. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized. The unexercised portion of the option awards and unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End Table.

Name	Grant Date/Plan	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)
Timothy E. Guertin	MIP - H1’10	$0	$481,250	$962,500	—	—	—	—
	MIP - H2’10	$0	$481,250	$962,500	—	—	—	—
	EIP - H1’10	$0	$12,620	$25,240	—	—	—	—
	EIP - H2’10	$0	$12,620	$25,240	—	—	—	—
	5/14/2010	—	—	—	—	200,000	$52.83	$3,522,200
	5/14/2010	—	—	—	33,334	—	—	$1,761,035

Elisha W. Finney	MIP - H1’10	$0	$208,000	$416,000	—	—	—	—
	MIP - H2’10	$0	$208,000	$416,000	—	—	—	—
	EIP - H1’10	$0	$7,500	$15,000	—	—	—	—
	EIP - H2’10	$0	$7,500	$15,000	—	—	—	—
	5/14/2010	—	—	—	—	66,667	$52.83	$1,278,393
	5/14/2010	—	—	—	11,112	—	—	$587,047

Dow R. Wilson	MIP - H1’10	$0	$242,400	$484,800	—	—	—	—
	MIP - H2’10	$0	$242,400	$484,800	—	—	—	—
	EIP - H1’10	$0	$8,740	$17,481	—	—	—	—
	EIP - H2’10	$0	$8,740	$17,481	—	—	—	—
	5/14/2010	—	—	—	—	83,334	$52.83	$1,597,996
	5/14/2010	—	—	—	17,389	—	—	$918,661

Robert H. Kluge	MIP - H1’10	$0	$123,600	$247,200	—	—	—	—
	MIP - H2’10	$0	$123,600	$247,200	—	—	—	—
	EIP - H1’10	$0	$5,942	$11,885	—	—	—	—
	EIP - H2’10	$0	$5,942	$11,885	—	—	—	—
	5/14/2010	—	—	—	—	66,667	$52.83	$1,174,073
	5/14/2010	—	—	—	11,112	—	—	$587,047

John W. Kuo	MIP - H1’10	$0	$108,600	$217,200	—	—	—	—
	MIP - H2’10	$0	$108,600	$217,200	—	—	—	—
	EIP - H1’10	$0	$5,221	$10,442	—	—	—	—
	EIP - H2’10	$0	$5,221	$10,442	—	—	—	—
	5/14/2010	—	—	—	—	40,000	$52.83	$767,032
	5/14/2010	—	—	—	6,667	—	—	$352,218

(1)	These columns show the potential value of the payout for each NEO under the MIP and EIP if the threshold, target or maximum goals were satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at-risk. The performance goals and target percentages (as a percentage of base salary) for determining the payout under the MIP for each NEO are described in the Compensation Discussion and Analysis, and the performance goals for determining the payout under the EIP mirror the Company-level goals under the MIP. Actual payouts are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and in footnote 3 to that table.

(2)

Consists of a single RSU granted under the Second Amended Stock Plan. Each unit represents a right to one share of our common stock. The award vests over a three-year period in equal increments on May 18th of each year thereafter, subject to continued service or retirement.

(3)	Consists of a single stock option granted under the Second Amended Stock Plan at an exercise price equal to the fair market value (i.e., closing price) of the underlying shares on the grant date and expiring seven years from the grant date. The first 33-1/3% of the shares subject to the option vest 12 months from the date of grant and the remainder then vests monthly during the following 24-month period, subject to continued service or retirement.

(4)	Grant date fair value is computed in accordance with ASC 718.

Salary.    During fiscal year 2010, the salaries of our NEOs were frozen at the levels in effect as of December 27, 2008, and were as follows: Mr. Guertin, $875,000; Ms. Finney, $520,000; Mr. Wilson, $606,000; Mr. Kluge, $412,000 and Mr. Kuo, $362,000.

Bonus.    For Mr. Wilson, the amount set forth in the “Bonus” column of the Summary Compensation Table represents a cash payment of $106,696 (in fiscal year 2010) and $319,992 (in each of fiscal years 2009 and 2008) as part of a $1.6 million total cash payment pursuant to Mr. Wilson’s offer letter dated September 17, 2004. The bonus was provided to partially offset certain payments that Mr. Wilson would have otherwise been eligible to receive from his former employer. The first payment of $320,000 was made on the first anniversary of Mr. Wilson’s employment (January 2006) and payments continued in monthly increments of $26,666 over the following four years. The final payment was made in January 2010.

Non-Equity Incentive Plan Compensation.    The amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan” columns of the Grants of Plan-Based Awards Table represent the potential awards while the amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and in footnote 3 to that table represent the actual awards earned by the NEOs under the MIP and the EIP. As further discussed in “—Compensation Discussion and Analysis—Compensation At-Risk—Annual Cash Incentives,” the Compensation Committee set targets under the MIP based on following performance measures for each of the two 6-month performance periods in fiscal year 2010 as follows:

•	First-half fiscal year 2010: Growth in EBIT (50% weight) and ROS (50% weight)

•	Second-half fiscal year 2010: Growth in EBIT (50% weight), growth in revenue (25% weight) and growth in net orders (25% weight)

For each of the above performance measures, specific targets were set at the total-Company level and at our two largest business units, Oncology Systems and X-ray Products. Based on the applicable performance measures, the actual payouts as a percentage of the target payout (or 100%) under the MIP were as follows:

	MIP Payout as a % of Target
Name	First-half fiscal year 2010	Second-half fiscal year 2010
Timothy E. Guertin	166.1%	113.2%
Elisha W. Finney	166.1%	113.2%
Dow R. Wilson	179.4%	97.8%
Robert H. Kluge	146.6%	151.3%
John W. Kuo	166.1%	113.2%

See “—Compensation Discussion and Analysis—Compensation At-Risk—Annual Cash Incentives” for more information regarding the calculation.

The EIP is a Company-wide incentive plan through which eligible employees may receive award payouts denominated in numbers of hours. For each eligible employee, including the NEOs, base salary was converted to an hourly rate. For each 6-month performance period, payout ranged from 0 hours to 60 hours (based on a 40-hour work week), with 30 hours being the target achievement level. For both performance periods in fiscal year 2010, the EIP performance goals were the same as those for the MIP at the total-Company level as discussed above. The actual EIP payouts in fiscal year 2010 were 49.8 hours (first-half fiscal year 2010) and 34 hours (second-half fiscal year 2010) for each NEO.

Stock and Option Awards.    The awards of RSUs and stock options are intended to motivate executives relative to long-term performance as further described in “—Compensation Discussion and Analysis.”

All Other Compensation, including Perquisites.    The NEOs have also been extended certain perquisites by the Compensation Committee, as follows:

•

Use of a leased automobile under our Executive Car Program. Under the Executive Car Program, we provide a leased vehicle costing up to $82,000 for the Chief Executive Officer and leased vehicles costing up to $68,000 for the other executives. Insurance, maintenance expenses and fuel costs are also included in the Executive Car Program. Participants have an option to purchase the vehicle at the end of its three-year lease period or upon retirement at the lower of its depreciated book value or its fair market value (based on the Kelley Blue Book Auto Market Report wholesale value).

•

Company Supplemental Contributions representing retirement contributions which could not be contributed by the Company to the executives’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations, as further discussed under “—Nonqualified Deferred Compensation.” Because an element of these contributions reflects non-equity incentive compensation (i.e., actual awards under the MIP and EIP), Company Supplemental Contributions partially reflect the individuals’ achievement of performance goals.

•

Reimbursement for financial planning, estate planning, tax planning, tax return preparation and financial counseling services (to a maximum of $6,500 per year and unlimited for the Chief Executive Officer). We also reimburse certain individuals, including all executive officers and non-executive officers, for annual medical examinations (up to a maximum of $4,000 per year).

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards of the NEOs as of the end of fiscal year 2010:

	Option Awards (1)					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (7)
Timothy E. Guertin (2)	11/18/2004	130,000	—	$39.85	11/18/2014
	11/17/2005	250,000	—	$49.88	11/17/2015
	11/21/2006	300,000	—	$50.66	11/21/2016
	2/15/2008	193,749	31,251	$52.61	2/15/2015
	2/13/2009	105,555	94,445	$37.17	2/13/2016
	5/14/2010	—	200,000	$52.83	5/14/2017
						8,334	(3)	$505,707
						22,223	(4)	$1,348,492
						33,334	(5)	$2,022,707

Total		979,304	325,696			63,891		$3,876,906

	Option Awards (1)					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (7)
Elisha W. Finney	11/11/2003	68,000	—	$32.10	11/11/2013
	11/18/2004	90,000	—	$39.85	11/18/2014
	11/17/2005	100,000	—	$49.88	11/17/2015
	11/21/2006	100,000	—	$50.66	11/21/2016
	2/15/2008	65,444	10,556	$52.61	2/15/2015
	2/13/2009	35,185	31,482	$37.17	2/13/2016
	5/14/2010	—	66,667	$52.83	5/14/2017
						12,100	(6)	$734,228
						2,667	(3)	$161,834
						7,408	(4)	$449,517
						11,112	(5)	$674,276

Total		458,629	108,705			33,287		$2,019,855

Dow R. Wilson	1/10/2005	28,073	—	$40.57	1/9/2015
	11/17/2005	125,000	—	$49.88	11/17/2015
	11/21/2006	125,000	—	$50.66	11/21/2016
	2/15/2008	81,805	13,195	$52.61	2/15/2015
	2/13/2009	13,981	39,353	$37.17	2/13/2016
	5/14/2010	—	83,334	$52.83	5/14/2017
						29,579	(7)	$1,794,854
						3,334	(3)	$202,307
						9,260	(4)	$561,897
						17,389	(5)	$1,055,164

Total		373,859	135,882			59,562		$3,614,222

Robert H. Kluge (2)	11/18/2004	49,875	—	$39.85	11/18/2014
	11/17/2005	80,000	—	$49.88	11/17/2015
	11/21/2006	80,000	—	$50.66	11/21/2016
	2/15/2008	52,097	8,403	$52.61	2/15/2015
	2/13/2009	35,185	31,482	$37.17	2/13/2016
	5/14/2010	—	66,667	$52.83	5/14/2017
						4,950	(6)	$300,366
						7,167	(3)	$434,894
						7,408	(4)	$449,517
						11,112	(5)	$674,276

Total		297,157	106,552			30,637		$1,859,053

John W. Kuo	11/17/2005	50,000	—	$49.88	11/17/2015
	11/21/2006	45,000	—	$50.66	11/21/2016
	2/15/2008	38,749	6,251	$52.61	2/15/2015
	2/13/2009	11,111	18,889	$37.17	2/13/2016
	5/14/2010	—	40,000	$52.83	5/14/2017
						6,600	(6)	$400,488
						1,667	(3)	$101,154
						4,445	(4)	$269,723
						6,667	(5)	$404,553

Total		144,860	65,140			19,379		$1,175,918

(1)	All options are granted at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. All options granted prior to February 2008 expire ten years from the date of grant, and all options granted on or after February 2008 expire seven years from the date of grant. The first 33-1/3% of the shares subject to the options vest 12 months from the date of grant and the remainder then vests monthly during the following 24-month period, subject to continued service or retirement. The following table sets forth the vesting dates for the outstanding option awards:

Grant Date	Vesting Schedule (based on original awards)
2/15/2008	33-1/3% vested on 2/15/2009; pro-rata monthly thereafter until fully vested on 2/15/2011
2/13/2009	33-1/3% vested on 2/13/2010; pro-rata monthly thereafter until fully vested on 2/13/2012
5/14/2010	33-1/3% vest on 5/14/2011; pro-rata monthly thereafter until fully vested on 5/14/2013

(2)	Even if their services are terminated for any reason, certain unvested options and unvested RSUs of Mr. Guertin and Mr. Kluge would continue to vest according to the original vesting schedules because each of these individuals is retirement eligible. See “—Potential Payments Upon Termination or Change in Control.”

(3)	Grant Date Vesting Schedule (based on outstanding awards)

2/15/2008	100% on 2/15/2011, subject to continued service

(4)	Grant Date Vesting Schedule (based on outstanding awards)

2/13/2009	50% on 2/15/2011 and 50% on 2/15/2012, subject to continued service

(5)	Grant Date Vesting Schedule (based on outstanding awards)

5/14/2010	33-1/3% on 5/18/2011; 33-1/3% on 5/18/2012 and 33-1/3% on 5/18/2013, subject to continued service or retirement

(6)	Grant Date Vesting Schedule (based on outstanding awards)

8/10/2007	27% on 8/10/2011 and 73% on 8/10/2012, subject to continued service

(7)	Grant Date Vesting Schedule (based on outstanding awards)

1/10/2005	50% on 1/10/2015 and 50% on 1/10/2020, subject to continued service

(8)	Based on the closing price of our common stock as of October 1, 2010 ($60.68).

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired on stock option exercises and vesting of restricted stock by each of the NEOs during fiscal year 2010. The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of our common stock at exercise and the option exercise price and, in the case of restricted stock, based on the closing price per share of common stock on the NYSE on the vesting date. Amounts presented in the “Valued Realized on Vesting” column under “Stock Awards” do not necessarily mean that the NEO has actually sold the vested shares for cash.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Timothy E. Guertin	259,000	$5,460,144	19,444	$933,506
Elisha W. Finney	100,000	$2,712,626	9,671	$492,619
Dow R. Wilson	30,000	$594,900	22,751	$1,083,106
Robert H. Kluge	210,000	$5,463,542	12,221	$598,313
John W. Kuo	35,500	$701,125	7,356	$364,605

Nonqualified Deferred Compensation

The following table sets forth contributions, earnings and distributions during fiscal year 2010, and account balance as of October 1, 2010 for each of the NEOs, under our nonqualified Deferred Compensation Plan:

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions (4)	Aggregate Balance at Last Fiscal Year End (5)
Timothy E. Guertin	—		$83,005	$1,171	—	$634,912
Elisha W. Finney	$74,654	(1)	$36,225	$237,885	—	$1,837,155
Dow R. Wilson	—		$51,275	$358	—	$204,933
Robert H. Kluge	—		$19,358	$520,772	—	$4,226,141
John W. Kuo	$138,253	(1)	$17,441	$142,967	$(69,684)	$835,206

(1)	These amounts represent a portion of the fiscal year 2009 MIP and EIP payments paid in November 2009 that was deferred by the NEO into the DCP. For Mr. Kuo, the amount also includes a portion of his base salary that he deferred in fiscal year 2010.

(2)	These amounts represent Company Supplemental Contributions (as described below) attributable to fiscal year 2009 made by the Company in January 2010.

(3)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above market.

(4)	Amount represents a planned distribution of the fiscal year 2006 cash incentives that Mr. Kuo deferred. The original amount deferred was reported as compensation to Mr. Kuo in the Summary Compensation Table for that year.

(5)	Balance at last fiscal year end includes the following amounts reported as compensation to the NEOs in the Summary Compensation Table for previous years: Mr. Guertin, $543,085; Ms. Finney, $1,187,290; Mr. Wilson, $199,786; Mr. Kluge, $1,348,962; and Mr. Kuo, $620,414.

Our DCP is an unfunded and unsecured deferred compensation arrangement that is designed to allow directors, executive officers and certain other management and highly compensated employees to forego current compensation and defer a specified percentage of their base salaries (up to 50%), cash incentive payments (up to 100%) and director fees (applicable only to our non-employee directors) in a manner similar to the way in which our 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code. Deferred amounts are our general unsecured obligations and are subject to claims by our creditors. Our general assets or assets in an existing rabbi trust may be used to fund our payment obligations and pay DCP benefits. The Compensation Committee administers the DCP. Additionally, in order to make retirement contributions that we could not contribute to eligible participants’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations, in fiscal year 2010, we made Company Supplemental Contributions equal to the product of (a) the excess of the participant’s base annual salary and any applicable incentive payments for fiscal year 2009 over the compensation limit imposed by Section 401(a)(17) of the Internal Revenue Code ($245,000); and (b) our matching contribution rate under the 401(k) (6%). Further, we may, on a discretionary basis, credit additional amounts on behalf of the DCP’s participants (these discretionary contributions, together with the Company Supplemental Contributions, are referred to as “Company Contributions”).

Amounts deferred by a participant and Company Contributions are credited to a bookkeeping account maintained on behalf of each participant. These bookkeeping accounts are utilized solely as a device for measuring and determining amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Amounts credited to each participant under the DCP are periodically adjusted for earnings and/or losses at a rate that is equal to the various investment funds (also referred to as measurement funds) selected by the Compensation Committee or, currently, a phantom share basis in our common stock, as elected by the participant. The Compensation Committee may, in its sole discretion, discontinue, substitute or add a measurement fund. Participants may reallocate previously invested money among each of the available measurement funds and currently phantom shares on a daily basis. However, our officers, including the NEOs, and directors were only able to elect to reallocate previous deferrals into or out of phantom shares of our common stock one time each year. In fiscal year 2010, the Compensation Committee made several changes to the available measurement funds to take effect on January 1, 2011. Also as of January 1, 2011, participants will not be able to elect the phantom share rates for new amounts credited and must reallocate any balances that they earn at the phantom share rate to the available measurement funds choices by June 30, 2011. Participants are always fully vested in the amounts deferred, Company Contributions and any earnings or losses.

Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections include the ability to elect a single lump-sum payment or installment payments for up to 15 years for employees who retire from the Company. Deferrals also may be paid out prior to separation from service in the event of a financial hardship or if the participant makes a “short-term distribution election.” A “short-term distribution election” must be made at the time the participant makes his or her initial deferral elections. Under the DCP, amounts credited as Company Supplemental Contributions are generally paid in the form of a lump sum following a participant’s separation from service (except for those Company Supplemental Contributions made prior to December 31, 2004, which may still be paid in installments upon an employee’s retirement). Non-retirement separations from service generally will result in payments being made in the form of single lump sums.

We may terminate the DCP by action of the Board, in which event benefits will be distributed as soon as the plan and Section 409A of the Internal Revenue Code permit.

Potential Payments Upon Termination or Change in Control

The tables below show certain potential payments that would have been made to an NEO had the termination hypothetically occurred on the last business day of fiscal year 2010 (i.e., October 1, 2010) under various scenarios, including a change in control. The potential payments were determined under the terms of our plans and arrangements in effect on October 1, 2010. The tables do not include the nonqualified deferred compensation that would be paid to an NEO, which is set forth in the Nonqualified Deferred Compensation Table above, which each such NEO would receive in the event of any termination. In addition, the tables do not include the value of vested but unexercised stock options as of October 1, 2010 which could generally be exercised in the event of any termination.

The footnotes to the tables describe the assumptions used in estimating the amounts set forth in the tables, which in all cases do not give effect to the exercise of our recoupment policy. Because the payments to be made to an NEO depend on several factors, the actual amounts to be paid out upon an NEO’s termination of employment can only be determined at the time of the NEO’s separation from us.

An outline of the various termination scenarios and the potential payments that are made to the NEOs in each scenario (under the terms of our plans and arrangements in effect on October 1, 2010) appears after the tables and footnotes.

	Potential Payments Upon Termination of Employment/CIC as of 10/1/10 - Timothy Guertin
					Intrinsic Value of Accelerated Equity Awards (2)
Termination Scenario	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock and RSUs		280G Excise Tax Gross Up	Total
Death	$0		$0		$4,042,589	(3)	$2,022,707	(3)	—	$6,065,297
Change in Control Termination (4)	$5,710,244	(5)	$143,510	(6)	$4,042,589		$3,876,906		—	$13,773,249
Termination with Cause	$0		$0		—		—		—	$0
All Other	$0		$0		$3,850,641	(8)	$775,854	(8)	—	$4,626,496

	Potential Payments Upon Termination of Employment/CIC as of 10/1/10 - Elisha Finney
					Intrinsic Value of Accelerated Equity Awards (2)
Termination Scenario	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock and RSUs		280G Excise Tax Gross Up	Total
Death	$0		$0		$1,348,665	(3)	$674,276	(3)	—	$2,022,941
Change in Control Termination (4)	$2,496,021	(5)	$112,040	(6)	$1,348,665		$2,019,855		—	$5,976,581
Termination with Cause	$0		$0		—		—		—	$0
All Other	$0		$0		—		—		—	$0

	Potential Payments Upon Termination of Employment/CIC as of 10/1/10 - Dow Wilson
					Intrinsic Value of Accelerated Equity Awards (2)
Termination Scenario	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock and RSUs		280G Excise Tax Gross Up	Total
Death	$0		$0		$1,685,845	(3)	$1,055,165	(3)	—	$2,741,009
Change in Control Termination (4)	$2,562,137	(5)	$83,463	(6)	$1,685,845		$3,614,202		—	$7,945,647
Termination with Cause	$0		$0		—		—		—	$0
All Other	$0		$0		—		—		—	$0

	Potential Payments Upon Termination of Employment/CIC as of 10/1/10 - Robert Kluge
					Intrinsic Value of Accelerated Equity Awards (2)
Termination Scenario	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock and RSUs		280G Excise Tax Gross Up	Total
Death	$0		$0		$1,331,290	(3)	$674,276	(3)	—	$2,005,566
Change in Control Termination (4)	$1,728,048	(5)(7)	$85,551	(6)	$1,331,290		$1,859,053		—	$5,003,942
Termination with Cause	$0		$0		—		—		—	$0
All Other	$0		$0		$1,267,305	(8)	$258,618	(8)	—	$1,525,923

	Potential Payments Upon Termination of Employment/CIC as of 10/1/10 - John Kuo
					Intrinsic Value of Accelerated Equity Awards (2)
Termination Scenario	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock and RSUs		280G Excise Tax Gross Up	Total
Death	$0		$0		$808,518	(3)	$404,554	(3)	—	$1,213,071
Change in Control Termination (4)	$1,531,234	(5)	$71,327	(6)	$808,518		$1,175,918		—	$3,586,996
Termination with Cause	$0		$0		—		—		—	$0
All Other	$0		$0		—		—		—	$0

(1)	In all cases, if termination of an NEO occurred on the last business day of fiscal year 2010, he or she would receive salary through that date and a full half-year payout under the MIP and EIP against targets set for the second half of fiscal year 2010. The actual payments under the MIP and EIP made for the second half of fiscal year 2010 are reported in footnote 3 to the Summary Compensation Table.

(2)	Based on the closing stock price as of October 1, 2010 ($60.68).

(3)	In the event of death, unexercisable options become fully exercisable, unvested RSUs fully vest and unvested restricted stock is cancelled or forfeited.

(4)	In the event of termination by the Company without cause or by the NEO for good reason following a “change in control,” the NEO is entitled to the following payments and all unexercised options become fully exercisable and unvested RSUs and restricted stock become fully vested.

(5)	Cash severance equal to 2.5 times (3.0 times for Mr. Guertin) the sum of (i) annual base salary rate plus (ii) the greater of (a) the most recently established target annual bonus or (b) average annual bonus paid over the prior three fiscal years.

(6)	Value of payment assumes costs to the Company from the following:

A.	Medical, dental and vision insurance (assuming that the executives pay employee’s contribution rates for continuing these coverages for 24 months).

B.	Life insurance cost is calculated based on the cost of converting basic life insurance coverage into an individual policy and “porting” the supplemental life insurance coverage (maximum amount that can be “ported” is $1 million, with any excess eligible for conversion). The actual conversion rates are subject to change when/if conversion actually takes place.

C.	Basic Accidental Death and Dismemberment cost is calculated based on the cost of converting to an individual policy (maximum amount that can be converted is $250,000).

D.	Financial/tax counseling of $6,500 per year.

Amount assumes 24 months of benefits continuation at fiscal year 2010 costs for 3 months and fiscal year 2011 rates for the additional 21 months. Because costs vary depending upon circumstances and eligibility, amount does not include coverage under the Varian Medical Systems, Inc. Disability Plan.

(7)	Includes cutback of $292,024 in cash severance to avoid triggering excise tax. Under Mr. Kluge’s change-in-control agreement, if the amount of severance payments and benefits exceeds the threshold limit imposed by Section 280G of the Internal Revenue Code by less than 10%, the amount received by Mr. Kluge will be reduced so that the aggregate payments and benefits received by Mr. Kluge will be $1.00 less than the threshold imposed under Section 280G.

(8)	Represents value of unvested stock options and unvested RSUs that would continue to vest according to original vesting schedule because the individual is retirement eligible.

In general, a “change in control” occurs when (a) a person or entity becomes the beneficial owner of 30% or more of our voting power, (b) “continuing directors”—generally those already on the Board or nominated by those on the Board—are no longer a majority of the Board’s directors, (c) we engage in a merger or similar transaction after which our stockholders do not hold more than 50% of the resulting company or (d) we dissolve, liquidate or sell all or substantially all of our assets. The officers agree not to voluntarily leave us when we are faced with a transaction that might result in a change in control.

Under change-in-control agreements with senior executives, including the NEOs, we will pay to any of these executives who are terminated other than for death, “disability,” “retirement,” or “cause” or who resign due to “good reason” (as each of those terms are defined in the agreements) within 18 months after a change in control (as defined in the agreements), a lump sum severance amount equal to 3.0 (in the case of the CEO), 2.5 (in the case of our other NEOs) or 2.0 (in the case of other key employees) times the sum of the individual’s then-current annual base salary, plus the greater of (a) the individual’s most recently established target annual bonus, or (b) the average annual bonus that was paid to the individual in the three fiscal years (or lesser number of full fiscal years completed by the individual) ending before the termination date. The termination payments and benefits under the agreements may also be triggered under certain circumstances following a change in control (as defined in the agreements), as determined under the agreements. “Cause” includes, generally, willful failure to perform one’s duties, fraud and certain wrongful acts, felony convictions and court or regulatory orders requiring termination. “Good reason” includes, generally, a material change in duties or material reduction in authority or responsibility, a reduction in total compensation except when an equivalent reduction occurs for the entire class of other similar executives, a material change in employee benefits, relocation and certain breaches of the agreement by us.

In addition, under the agreements, if an individual is terminated under the circumstances described above, then unvested stock options, restricted stock and RSUs will fully vest as of the individual’s termination date. In addition, we will continue certain insurance and other benefits of the individual under the then-existing terms for up to 24 months (or, if earlier, the start of full-time employment with a new employer), pay the individual a lump sum pro-rata bonus at target for the applicable performance period(s) in which the termination occurs, and provide the individual an election to purchase the automobile leased under the Executive Car Program, if any.

The agreements also provide for certain death and long-term disability benefits in the event of an individual’s death or disability within 18 months after a change in control. Payments and benefits may be delayed six months following separation from service in order to avoid onerous taxation under Section 409A of the Internal Revenue Code.

Under our existing change-in-control agreements, if any payments or benefits (including those under these agreements) would result in the imposition of an excise tax imposed by Section 280G of the Internal Revenue Code and the amount of such payments and benefits exceeds the threshold limit imposed by 280G by 10% or more, then the individual will receive a tax restoration payment in an amount that will place the individual in the same after-tax economic position that the individual would have been in but for the imposition of the excise tax. If the amount of such payments and benefits exceeds the threshold limit by less than 10%, then the amount received by the individual will instead be reduced so that the aggregate payments and benefits to be received by the individual will be $1.00 less than the threshold imposed under Section 280G.

In fiscal year 2010, the Compensation Committee approved for future use new forms of change-in-control agreements that eliminate the tax restoration payment associated with excise tax imposed by Section 280G of the Internal Revenue Code but incorporate a “better of” provision whereby the executive’s actual change-in-control payment will be reduced to $1 below the threshold imposed under Section 280G (i.e., thereby not triggering excise tax) if the change-in-control payment after the imposition of the excise tax would otherwise result in a lesser amount. The Compensation Committee did not amend the existing change-in-control agreements with the 12 executives. However, should any of the 12 executives get promoted or demoted into a position eligible for a change-in-control agreement, the new form of change-in-control agreement will replace the existing one.

Compensation of Directors

The compensation of directors is determined by the full Board. The Compensation Committee annually reviews the non-employee director compensation (including cash retainer, cash meeting fees and equity awards) and recommends to the full Board for adoption any changes to their compensation. Changes to non-employee director compensation are made to ensure that their compensation levels are market-competitive and that the compensation structure supports our business objectives, aligns the directors’ interests with those of the stockholders, reflects competitive best practices and is cost- and tax-effective. In fiscal year 2010, at the request of the Compensation Committee, FWC performed a review of non-employee director compensation. Based on FWC’s review, which included a competitive benchmark analysis of the non-employee director compensation at our peer companies, the Board decided to maintain our current directors’ cash and equity compensation structure, which is discussed below. Please refer to the discussion under “Proposal One—Election of Directors—Governance of the Corporation—Board Committees and Committee Meetings—Compensation and Management Development Committee” and “—Compensation Discussion and Analysis” for further information on FWC’s engagement by the Compensation Committee and on our peer group.

Annual Cash Compensation.    For fiscal year 2010, each non-employee director received an annual retainer of $45,000, except that the lead director received an annual retainer of $60,000. The chairmen of the Compensation Committee and the Nominating Committee received an additional $10,000 annual retainer for serving in these positions, and the chairman of the Audit Committee received an additional $15,000. Each non-employee director also received $2,000 for each Board meeting attended ($1,000 if the Board meeting was an in-person meeting and the director attended by telephone or video conference), and $1,500 for each committee meeting attended ($750 if the committee meeting was an in-person meeting and the director attended by telephone or video conference). Non-employee directors may elect to receive this compensation as full-value shares of our common stock, at a value equal to the fair market value of our common stock on the date that the foregone cash compensation otherwise would have been paid. Directors may alternatively elect to defer their retainer and/or meeting fees under our DCP, subject to the restrictions of applicable tax law. Please refer to the discussion under “—Nonqualified Deferred Compensation” for more information. Directors who are employees (i.e., Mr. Guertin and Mr. Levy) receive no compensation for their services in their capacities as directors. The cash compensation reported below for Mr. Levy is for his service as our employee. All directors, however, receive reimbursement for out-of-pocket expenses of the directors associated with attending Board and committee meetings and for expenses related to directors’ continuing education programs.

Equity Compensation.    The Second Amended Stock Plan provides for the discretionary grant of non-qualified stock options and Deferred Stock Units (“DSUs”) to non-employee directors, and under this plan, each continuing non-employee director currently receives an annual grant of a non-qualified stock option to purchase 5,000 shares of our common stock at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant, typically the day after the annual meeting, and an annual grant of DSUs having a fair market value on the date of grant of $100,000. Stock options granted are immediately exercisable and expire seven years after the date of grant unless terminated earlier. DSUs generally vest quarterly over a period of one year from the date of grant and will be distributed to the director upon the earlier of three years after the date of grant or upon departure from the Board (e.g., upon retirement or resignation). Unless otherwise provided in the grant agreement as determined by the Board, payment of DSUs will be made in shares of our common stock, with one share of our common stock issued for each DSU.

The following table sets forth the compensation received by each director (other than Mr. Guertin, whose compensation is set forth under the Summary Compensation Table above) during fiscal year 2010:

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (6)	Total ($)
Susan L. Bostrom	$60,500	$100,013	$78,287	—	—	—	$238,800
John Seely Brown	$59,000	$100,013	$78,287	—	—	—	$237,300
Andrew R. Eckert	$90,500	$100,013	$78,287	—	—	—	$268,800
Mark R. Laret	$89,000	$100,013	$78,287	—	—	—	$267,300
Richard M. Levy	—	—	—	$6,446	—	$169,604	$176,051
David W. Martin, Jr., M.D.	$79,000	$100,013	$78,287	—	—	—	$257,300
Ruediger Naumann-Etienne	$94,000	$100,013	$78,287	—	—	—	$272,300
Venkatraman Thyagarajan	$78,500	$100,013	$78,287	—	—	$2,000	$258,800

(1)	Mr. Levy is compensated as an employee as described below.

(2)	Ms. Bostrom and Mr. Brown elected to defer their respective annual retainers and meeting fees into our DCP.

(3)	This column represents the aggregate grant date fair value of DSUs granted in fiscal year 2010, computed in accordance with ASC 718. The fair value is determined using the closing price on the grant date multiplied by the number of DSUs. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors.

(4)	This column represents the grant date fair value of stock option awards granted in fiscal year 2010, computed in accordance with ASC 718, using the assumptions listed below:

Expected term (in years)	4.42
Risk-free interest rate	2.1%
Expected volatility	36.2%
Expected dividend yield	—
Weighted average fair value at grant date	$15.66

These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors.

(5)	Amount represents Mr. Levy’s award as a participant in the EIP.

(6)	For Mr. Levy, amount includes salary ($160,004) and Company contributions to his 401(k) retirement account ($9,600). For Mr. Thyagarajan, amount represents Company match of charitable contributions made by him ($2,000).

The following table sets forth the aggregate number of outstanding DSUs and stock options held by each director listed as of the end of fiscal year 2010:

Name	DSUs Outstanding	Options Outstanding
Susan L. Bostrom	6,694	13,000
John Seely Brown	6,694	73,236
Andrew R. Eckert	6,694	31,000
Mark R. Laret	6,694	31,000
David W. Martin, Jr., M.D.	6,694	114,666
Ruediger Naumann-Etienne	6,694	46,000
Venkatraman Thyagarajan	4,793	10,000

Effective as of the close of business on February 17, 2006, Mr. Levy stepped down as our Chief Executive Officer while remaining as Chairman of the Board and a non-executive employee. In his role as a non-executive employee, Mr. Levy provides ongoing advice and counsel to management on strategic business and technological matters, and is involved with investor groups and key customers. The full Board determines Mr. Levy’s compensation, upon the recommendation of the Compensation Committee. Mr. Levy currently receives an annual base salary of $160,000. We also provide him with leased offsite office space and an administrator. In addition, Mr. Levy is eligible to receive our non-executive employee health and welfare benefits, subject to his election and contributions towards those benefit plans. He does not receive any separate compensation for his duties serving on the Board but receives the same reimbursement of expenses as do all other directors.

Mr. Levy is not eligible to participate in the MIP or in other executive perquisite programs. Mr. Levy, however, is eligible to participate in our EIP.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

The Nominating Committee is responsible for the review, approval or ratification of “related-person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director or executive officer since the beginning of the last fiscal year, or a more than five percent stockholder, and their immediate family members. Such transactions may include employment or consulting relationships with a related person or contracts under which we receive goods or services from (or provide goods and services to) a related person or a company for which the related person is an employee or otherwise affiliated. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or one of its subsidiaries is a participant and a related person has a direct or indirect material interest. Generally for a transaction to be approved, the Nominating Committee must be informed or have knowledge of (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including a description of the nature and potential aggregate value of the proposed transaction; (iii) the benefits, if any, to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction or situation is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Nominating Committee has, however, determined that a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million, or 2% of that company’s total annual revenue, and the related person is not involved in the decision-making process for such transaction;

•

any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization’s total annual receipts, and the related person is not involved in the decision-making process for such transaction;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board; and

•	transactions in which all security holders receive proportional benefits.

Transactions involving related persons that are not included in one of the above categories are forwarded to our legal department to determine whether the related person could have a direct or indirect material interest in the transaction, and any such transaction is forwarded to the Nominating Committee for review. The Nominating Committee determines whether the related person has a material interest in a transaction and may approve, ratify, terminate, or take other action with respect to the transaction in its discretion.

Transactions with Related Persons

All potential related party transactions during fiscal year 2010 were included in one of the above categories.

VARIAN MEDICAL SYSTEMS, INC. 3100 HANSEN WAY

PALO ALTO, CA 94304

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M28186-Z54328-P04082 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

VARIAN MEDICAL SYSTEMS, INC.

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 4, and a vote of THREE YEARS on Proposal 3.

To elect the following nominees for a term ending at the 2014 Annual Meeting of Stockholders:

Nominees:

Susan L. Bostrom

Richard M. Levy

Venkatraman Thyagarajan

For Withhold For All All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

To approve the compensation of the Varian Medical Systems, Inc. named executive officers as described in the Proxy Statement.

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compensation of the Varian Medical Systems, Inc.

named executive officers at a frequency of:

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as Varian Medical Systems, Inc.’s independent registered 0 0 0 public accounting firm for fiscal year 2011.

Proposals 2 and 3 are advisory votes and the Company is not bound by the results of the votes.

The proxyholders are authorized to vote on any other business as is properly brought before the Annual Meeting for action in accordance with their judgment as to the best interests of Varian Medical Systems, Inc.

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M28187-Z54328-P04082

PROXY

VARIAN MEDICAL SYSTEMS, INC.

Proxy for Annual Meeting of Stockholders - February 10, 2011 This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Varian Medical Systems, Inc. (the “Company”) hereby constitutes and appoints TIMOTHY E. GUERTIN and JOHN W. KUO, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Varian Medical Systems, Inc. standing in the name of the undersigned, at the Annual Meeting of Stockholders to be held at the Company’s headquarters at 3100 Hansen Way, Palo Alto, California 94304, on February 10, 2011, at 4:30 p.m. Pacific Time, and at any adjournment(s) or postponement(s) thereof. If you need directions to the Annual Meeting so that you may attend and vote in person, please contact our Investor Relations department at investors@varian.com.

Unless a contrary direction is indicated, the proxyholders will vote the undersigned’s shares FOR the election of the nominees for director, FOR approval of the compensation of the Company’s named executive officers as described in the Proxy Statement and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011, and will choose THREE YEARS for the frequency with which the Company will conduct an advisory vote of stockholders on the compensation of its named executive officers, and, in accordance with the judgment of the proxyholder as to the best interests of the Company, upon any other business as may properly come before the meeting or any adjournment or postponement thereof. With respect to the election of directors, the proxyholders shall have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees of the Board of Directors in any order as they may determine. If specific instructions are indicated, including with respect to cumulative voting for directors, this Proxy will be voted in accordance therewith.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

IF YOU ELECT TO VOTE BY MAIL, PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

(Continued and to be Signed on Reverse Side)